As filed with the Securities and Exchange Commission on April 13, 2001
                                                    Registration No. 333 - 53002
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                 AMENDMENT NO. 1

                                       TO

                                    FORM SB-2



             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               __________________



                              POSTERALLEY.COM, INC.
                 ----------------------------------------------
                 (Name of small business issuer in its charter)


      Colorado                         5999                     84-1509950
-----------------------     -------------------------     ---------------------
(State or jurisdiction     (Primary Standard Industrial     (I.R.S. Employer
  of incorporation or       Classification Code Number)     Identification No.)
     organization)
                               __________________


                       650 South Cherry Street, Suite #310
                     Denver, Colorado 80246; (303) 629-9751
          -------------------------------------------------------------
          (Address and telephone number of principal executive offices)


                       650 South Cherry Street, Suite #310
                     Denver, Colorado 80246; (303) 629-9751
 -------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)


                                Scott M. Thornock
                       650 South Cherry Street, Suite #310
                     Denver, Colorado 80246; (303) 629-9751
      ---------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                  Please send copies of all correspondence to:

                               PATRICIA CUDD, ESQ.
                                Cudd & Associates
                        1120 Lincoln Street, Suite #1507
                             Denver, Colorado 80203
                            Telephone: (303) 861-7273

                Approximate date of proposed sale to the public:
   As soon as practicable after the Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]__________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]__________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------
                                  Proposed      Proposed
Title of Each       Dollar        Maximum       Maximum
Class of            Amount        Offering      Aggregate     Amount of
Securities          to Be         Price Per     Offering      Registration
to Be               Registered    Share(1)      Price (1)     Fee
Registered
-----------------------------------------------------------------------------
Common Stock,
  $.001 par value   $   50,000    $     .50     $  50,000     $      12.50
-----------------------------------------------------------------------------

Common Stock,
  $.001 par
  value (2)         $  250,600    $     .50     $ 250,600     $      62.65
-----------------------------------------------------------------------------

 TOTAL                                          $ 300,600     $      75.15(3)
-----------------------------------------------------------------------------

     (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

     (2) Offered for resale by selling shareholders who paid $.25 per share sold in the offering of common stock completed in June 2000.

     (3) The sum of $100.00 was paid in conjunction with the filing of the Registration Statement on December 29, 2000.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              POSTERALLEY.COM, INC.

                               ------------------

                 Cross Reference Sheet Pursuant to Rule 404 (c)
                  Showing Location in Prospectus of Information
                         Required by Items of Form SB-2


Item                                                         Heading or
Number            Caption                              Location in Prospectus
------   ----------------------------------------      ----------------------
1.       Front of Registration Statement and Outside
         Front Cover of Prospectus..................   Facing Page;
                                                       Cross-Reference Sheet;
                                                       Outside Front Cover Page

2.       Inside Front and Outside Back Cover Pages
         of Prospectus..............................   Inside Front Cover Page;
                                                       Outside Back Cover Page

3.       Summary Information and Risk Factors.......   Prospectus Summary; Risk
                                                       Factors

4.       Use of Proceeds............................   Prospectus Summary; Use
                                                       of Proceeds

5.       Determination of Offering Price...........    Outside Front Cover Page;
                                                       Inside Back Cover Page;
                                                       Risk Factors; Plan of
                                                       Offering

6.       Dilution..................................    Dilution

7.       Selling Security Holders..................    Principal Shareholders;
                                                       Selling Shareholders

8.       Plan of Distribution .....................    Facing Page;
                                                       Cross-Reference Sheet;
                                                       Outside Front Cover Page;
                                                       Prospectus Summary;
                                                       Plan of Offering

9.       Legal Proceedings..........................   Business - Legal
                                                       Proceedings

10.      Directors, Executive Officers, Promoters and
         Control Persons............................   Management - Directors
                                                       and Executive Officers

11.      Security Ownership of Certain Beneficial
         Owners and Management......................   Principal Shareholders
                                                       and Selling Shareholders

12.      Description of Securities..................   Prospectus Summary;
                                                       Description of Securities
                                                       - Description of Capital
                                                       Stock - Description of
                                                       Common Stock

13.      Interest of Named Experts and Counsel......   Experts

14.      Disclosure of Commission Position on
         Indemnification for Securities Act
         Liabilities................................   Inapplicable

15.      Organization Within Last Five Years........   Plan of Operation

16.      Description of Business....................   Business

17.      Management's Discussion and Analysis or
         Plan of Operation..........................   Facing Page; Cross -
                                                       Reference Sheet; Outside
                                                       Front Cover Page; Plan of
                                                       Operation

18.      Description of Property....................   Business - Facilities

19.      Certain Relationships and Related
         Transactions...............................   Certain Transactions

20.      Management's Discussion and Analysis or
         Plan of Operation..........................   Facing Page; Cross -
                                                       Reference Sheet; Outside
                                                       Front Cover Page; Plan of
                                                       Operation

21.      Executive Compensation.....................   Management - Executive
                                                       Compensation

22.      Financial Statements.......................   Financial Statements

23.      Changes in and Disagreements With
         Accountants on Accounting and Financial
         Disclosure.................................   Inapplicable

                   Preliminary Prospectus Dated April __, 2001


SUBJECT TO COMPLETION

The information in this preliminary prospectus is not complete and may be changed. We may complete or amend this preliminary prospectus without notice. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                         601,200 Shares of Common Stock
                     Minimum Investment - 200 Shares ($100)


                              POSTERALLEY.COM, INC.

     This prospectus relates to an aggregate of 601,200 shares of common stock of Posteralley.com, Inc., offered at $.50 per share. Of these shares of common stock, 501,200 shares are being offered by selling shareholders who paid $.48 per share sold in Posteralley.com's offering of common stock completed in June 2000. There is no public market for the common stock and no assurance that a public market will develop by reason of this offering. (See "Risk Factors" on pages 3 to 13.)


Neither the Securities and Exchange Commission nor any state regulatory authority has approved or disapproved of these securities, endorsed the merits of this offering or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



==============================================================================================
                                               Price         Selling          Proceeds to
                                             to Public    Commissions(1)    Posteralley.com
==============================================================================================
Per Share                                   $    .50          $-0-            $    .43(2)
----------------------------------------------------------------------------------------------
Total Minimum (50,000 shares) (3)           $ 25,000          $-0-            $ 17,822
----------------------------------------------------------------------------------------------
Total Maximum (100,000 shares) (3)          $ 50,000          $-0-            $ 42,822
==============================================================================================



NOTES:

     (1) We will offer the shares of common stock directly to the public through our executive officers and directors. We will not pay any selling commissions or other compensation on sales of shares of common stock by our executive officers and directors.


     (2) Assumes the sale of the maximum 100,000 shares of common stock. In the event of the sale of the minimum 50,000 shares of common stock, the proceeds per share to Posteralley.com would be $.36.

     (3) Our executive officers and directors will offer the shares of common stock on a "$25,000 minimum - $50,000 maximum" basis. There is no assurance that any or all of the shares of common stock will be sold. We will transmit all proceeds from subscriptions to purchase the first 50,000 shares of common stock by noon of the next business day following receipt to an escrow account at Citywide Banks, N.A., 8101 East Belleview Avenue, Denver, Colorado 80237. Subscribers have no right to the return of their funds during the term of the escrow period. If we do not receive subscriptions for at least 50,000 shares of common stock within 90 days from the date of this prospectus, we will refund the escrowed funds promptly to subscribers, without deduction or interest. Management, in its sole discretion, may extend the offering for up to an additional 90 days. After we have received proceeds from the sale of 50,000 shares of common stock, we may continue the offering without any escrow or refund provisions until all 100,000 shares of common stock are sold, the expiration of 90 days from the date of this prospectus, unless extended as described above, or until we elect to terminate the offering, whichever occurs first.

                The date of this prospectus is __________, 2001.


                               PROSPECTUS SUMMARY

The Company

     We are a small online retailer and broker of fine art posters, including, among others, vintage antique, product advertising, travel, sporting event, movie and theater memorabilia and commemorative posters. We currently have 48 fine art posters available for sale on our web site. We are selling five of these posters on a consignment basis. We were organized on July 19, 1999, and are in the early stage of development. Our total sales were $3,258 and our net loss was $(33,874) during the period from inception through September 30, 2000. Our offices are located at 650 South Cherry Street, Suite #310, Denver, Colorado 80246. Our telephone number is (303) 629-9751 and our facsimile number is (303) 322-0036. Our web site is located at http://www.posteralley.com. Information set forth on our web site does not constitute part of this prospectus.


     Our objective is to become a leading online retailer/broker of fine art posters. Key elements of our strategy include the following:

     - Offering the broadest possible selection of posters available to our customers at competitive prices;

     - Delivering superior customer service and promoting repeat purchases through continuous enhancement of our technology, web site functionality and inventory;



     - Fostering consumer trust and satisfaction through services including appraisal, authentication and money-back guarantee; and

     - Continuing to maintain our relationship with Nicklebys.com, Inc., a related party, and developing relationships with other companies that can help grow our business.



The Offering

Shares of Common Stock Offered by Posteralley.com ...... 100,000 shares of common stock

Shares of Common Stock Offered by Selling
Shareholders............................................ 501,200 shares of common stock


Selected Financial Information

     We only recently began marketing and brokering originals and reproductions of fine art posters via the Internet. No assurance can be given that we will ever realize profits from our business.



Summary Balance Sheet Data:
--------------------------
                                                                                         As of
                                                                                   December 31, 2000
                                                                                   ------------------
Working Capital                                                                       $      79,809
Total Assets                                                                          $      90,158
Total Liabilities                                                                     $       9,132
Total Shareholders' Equity                                                            $      81,026




Summary Operating Data:
----------------------

                                                                                      July 19, 1999
                                                        Three Months Ended             (Inception)
                                                           December 31,                  Through
                                                    --------------------------         December 31,
                                                      2000              1999               2000
                                                    ----------        --------        -------------


Total Sales                                         $    4,115        $     -0-       $       7,373
Net Loss                                            $   (2,099)       $  (4,781)      $     (35,973)
Basic Loss Per Common Share                         $        *        $       *
Basic Weighted Average
  Common Shares Outstanding                          4,283,200        3,782,000
------------------

     * Less than $.01 per share.


                                 CAPITALIZATION

     The capitalization of Posteralley.com as of December 31, 2001, and as adjusted to reflect the sale of a minimum of 50,000 shares of common stock in this offering for gross proceeds of $25,000, and a maximum of 100,000 shares of common stock for gross proceeds of $50,000, and the use of the net proceeds from the offering, is as follows:

                                                          Amount Outstanding
                                                     As of          As Adjusted
                                                   12/31/00      Minimum      Maximum
                                                   ---------    ---------    ---------
Debt:
     Total liabilities                             $   9,132    $   9,132    $   9,132

Shareholders' equity:
     Preferred stock, $.001 par  value per share   $      -0-   $     -0-    $      -0-
     Common stock, $.0001 par  value per share     $     428    $     431    $     433
Additional paid-in capital                         $ 120,778    $ 145,775    $ 170,773
Deferred offering costs                            $  (4,207)   $  (4,207)   $  (4,207)
Deficit accumulated during development stage       $ (35,973)   $ (35,973)   $ (35,973)
     Total shareholders' equity                    $  81,026    $ 106,026    $ 131,026
 Total capitalization                              $  90,158    $ 115,158    $ 140,158

     We have 30,000,000 shares of common stock and 3,000,000 shares of preferred stock authorized for issuance. It is possible that we will not receive even the minimum $50,000 in proceeds from this offering.


                                  RISK FACTORS

     The purchase of the shares of common stock being offered by this prospectus is speculative and involves a high degree of risk. Before making an investment decision, prospective investors should carefully consider, along with other matters referred to in this prospectus, the following risk factors that disclose all of the material risks inherent in and affecting our business and this offering:

Risk Factors Related to Our Business

     We Are a Development-Stage Company with Limited Prior Business Operations and We May Not Be Able to Establish Ourselves as a Going Concern. Our company is an online retailer in the early development stage. We have only limited operating history on which you can base an evaluation of our business and prospects. Our efforts, since inception, have been allocated primarily to:

     -    Organizational activities;

     -    Developing a business plan;

     -    Providing interim funding;

     -    Obtaining a limited number of fine art posters; and

     -    Establishing a web site on the Internet.

In order to establish ourselves as a going concern, we are dependent upon the anticipated proceeds of this offering, the receipt of additional funds from other sources to continue business operations and/or the achievement of profitable operations. You should be aware of the increased risks, uncertainties, difficulties and expenses we face as an online retailer with limited operating history in a new and rapidly evolving market. If we are unable to raise additional funds or achieve profitability or if we encounter unexpected difficulties and expenses, then our business strategy may not be successful.

     We Have Realized Very Limited Revenue and No Earnings, and We May Not Be Able to Achieve Profitable Operations in the Future. We only began selling fine art posters online in July 2000 and have yet to achieve meaningful revenue. We realized a net loss of $(29,492) for the year ended September 30, 2000, a net loss of $(4,382) for the period from inception (July 19, 1999) through September 30, 1999, and a net loss of $(33,874) for the period from inception through September 30, 2000. We may not be able to achieve profitable operations in the future from the online sale and brokerage of originals and reproductions of fine art posters. Our ability to increase the level of our revenues will be dependent on a number of factors, including the following:



     -    Our ability to keep our web site operational;

     -    Our ability to expand our inventory of fine art posters;

     -    The success of brand building and marketing campaigns;

     - The continued increase in the use of the Internet and the growth of electronic commerce;

     -    Consumer confidence in the security of transactions on our web site;

     - Our ability to upgrade and develop our systems and infrastructure to accommodate growth;

     - The availability and reasonable cost of advertising in traditional media and on other web sites; and

     - Favorable general economic conditions specific to the Internet and electronic commerce industries.

     Our success in the business of selling and brokering fine art posters online is dependent upon our achieving profitable operations or obtaining additional financing to enable us to fully implement our business plan. If we are unable to obtain additional debt and/or equity financing from this or other securities offerings or otherwise, then we will not be able to continue as a going concern unless we realize meaningful revenue. During the development stage of our operations, the revenues generated from operations can be expected to be insufficient to cover expenses.

     We Expect Significant Increases in Our Costs and Expenses to Result in Continuing Losses for at Least the Next Year. We have a history of losses and we have not achieved profitability. If we do not obtain enough customer traffic or a high enough volume of purchases to generate sufficient revenue and achieve profitability, then we will not be able to implement our business plan and/or continue as a going concern. We believe that we will continue to incur operating and net losses for at least the next year, and possibly longer, and that the rate at which we incur these losses will increase significantly from current levels. We intend to increase our costs and expenses substantially as we:

     -    Obtain additional inventory;

     -    Increase our sales and marketing activities;

     - Increase our general and administrative functions to support our growing operations; and

     -    Further develop our Internet web site.

We may find that these efforts will be more expensive than we currently anticipate or that these efforts may not result in proportional increases in our revenues, which would further increase our losses.

     We Have Limited Assets and Working Capital and Minimal Shareholders' Equity and, if Our Financial Condition Does Not Improve, We Will Cease Operations and Our Shareholders Will Lose Their Entire Investment. As of September 30, 2000, we had total assets of $90,395, including $62,448 in cash, $26,606 in inventory (at cost) and equipment (less accumulated depreciation) of $1,341. As of September 30, 2000, our working capital was $85,241 and our total shareholders' equity was $86,582. Accordingly, we have only very limited assets, including working capital, and financial resources. After this offering, which, if completed, will yield net proceeds of a minimum of $17,822 and a maximum of $42,822, our working capital may be dissipated by current liabilities. We will cease operations and our shareholders will lose their entire investment if our financial condition does not improve. We believe that the proceeds of this offering, together with revenue from operation, will be sufficient to implement our business plan on a limited scale over the next year. However, we do not expect to continue in operation, without an infusion of capital, after the expiration of one year from the closing of this offering. In order to obtain additional equity financing, we may be required to dilute the interest of existing shareholders or forego a substantial interest in our revenues, if any. See "Capitalization," "Plan of Operation - Financial Condition, Liquidity and Capital Resources" and "Certain Transactions" for a more detailed description of our capitalization and financial condition.

     Because We Will Need to Raise Additional Funds and These Funds May Not Be Available to Us When We Need Them, We May Need to Change Our Business Plan, Sell or Merge Our Business or Face Bankruptcy. Based on our current projections, we will need to raise funds after the expiration of one year from the closing of this offering through the issuance of equity, equity-related or debt securities in addition to the funds we are raising in this offering. Additional capital may not be available to us on favorable terms when required, or at all. If this additional financing is not available to us, we may need to dramatically change our business plan, sell or merge our business or face bankruptcy. In addition, our issuance of equity or equity-related securities will dilute the ownership interest of existing shareholders and our issuance of debt securities could increase the risk or perceived risk of our company. Any of these actions could cause our stock price to fall. Apart from our requirements for capital in addition to the anticipated proceeds of this offering, prospective investors should be aware of the possibility that we will not raise any funds in this offering.


     We May Not Succeed in Establishing the Posteralley.com Brand, Which Would Adversely Affect Customer Acceptance and Our Revenues. The online market for fine art, including fine art posters, is in the early stage and competitive in nature. We may lose the opportunity to build a critical mass of customers if we do not establish our brand quickly. Promoting and positioning our brand will depend largely on the success of our marketing efforts and our ability to provide consistent, high quality customer experiences. To promote our brand, we will incur substantial expense in our advertising efforts on radio and in magazines and other forms of traditional media, together with advertising on web sites that we believe our customers are likely to visit. We will also incur substantial expense in our efforts to enter into strategic alliances with online and more traditional companies that we believe will promote our brand and drive customers to our web site. Ultimately, we will also need to expend funds to attract and train customer service personnel and to develop content to help build our brand and attract customers to our web site. We will incur additional losses if these brand promotion activities do not yield increased revenues.

     We Depend on Our Ability to Build and Maintain Relationships with Our Suppliers to Obtain Sufficient Quantities of Quality Merchandise on Acceptable Commercial Terms. Our business strategy depends on providing a large selection of high-quality posters that, in turn, depends on our ability to build or maintain relationships with our two current suppliers, for which we sell posters on consignment, and other suppliers. Our arrangements with these suppliers and potential arrangements or contracts with other suppliers do not guarantee the availability of merchandise, establish guaranteed prices or provide for the continuation of particular pricing practices. Our current suppliers may not continue to consign products to us on current terms or at all, and we may not be able to establish new suppliers to ensure delivery of products in a timely manner or on terms acceptable to us. We are also dependent on suppliers for assuring the quality of products supplied to us because, in some instances, we ship posters directly to our customers. If the quality of products supplied to us falls below our customers' expectations, we may lose customers. In addition, supply contracts will not restrict suppliers from selling products to our online competitors or to retailers other than online retailers, which could limit our ability to supply the quantity of products requested by our customers. We are also subject to the risks our suppliers face, including employee strikes and inclement weather. Our failure to deliver a large selection of high-quality fine art posters to our customers in a timely and accurate manner, and at acceptable prices, would harm our reputation, the Posteralley.com brand and our results of operations.

     Our Systems and Operations, and Those of Our Suppliers and Shippers, Are Vulnerable to Natural Disasters and Other Unexpected Problems, Which Could Reduce Customer Satisfaction and Harm Our Sales. Substantially all of our computer and communications hardware is located at our facility in Denver, Colorado, and our systems infrastructure is hosted at a facility in Denver, Colorado. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure and similar events. In addition, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and fulfill customer orders. We do not currently have fully redundant systems or a formal disaster recovery plan and do not carry business interruption insurance to compensate for losses that may occur. Our suppliers also face these risks. We also depend on the efficient operation of Internet connections from customers to our systems. These connections, in turn, depend on the efficient operation of web browsers, Internet service providers and Internet backbone service providers, all of which have had periodic operational problems or experienced outages. Any system delays or failure or loss of data, whatever the cause, could reduce customer satisfaction with our applications and services and harm our sales.


     We Face the Risk of Systems Interruptions and Capacity Constraints on Our Web Site, Possibly Resulting in Losses of Revenue, Erosion of Customer Trust and Adverse Publicity. The availability, reliability and satisfactory performance of our web site, network infrastructure and transaction processing systems are critical to our reputation and our ability to attract and retain customers and to maintain adequate customer service. Any future systems interruption that results in the unavailability of our web site or reduced order fulfillment could result in negative publicity and reduce the volume of posters sold and the attractiveness of our web site, which could negatively affect our revenues. We may experience temporary system interruptions in the future for a variety of reasons, including power failures, software bugs and an overwhelming number of visitors trying to reach our web site during sales or promotions. We may not be able to correct a problem in a timely manner because of our dependence on outside consultants for the implementation of certain aspects of our system. Because some of the reasons for a systems interruption may be outside our control, we also may not be able to remedy the problem quickly or at all. To the extent that customer traffic grows substantially, we will need to expand the capacity of our systems to accommodate a larger number of visitors. Any inability to scale our systems may cause unanticipated system disruptions, slower response times, degradation in levels of customer service, impaired quality and speed of order fulfillment or delays in reporting accurate financial information. We are not certain that we will be able to project the rate or timing of increases, if any, in the use of our web site accurately or in a timely manner to permit us to effectively upgrade and expand our transaction-processing systems or to integrate smoothly any newly developed or purchased modules with our existing systems.


     Our Executive Officers and Directors Are Our Only Two Employees, Devote Only 15% of Their Time to Our Business and Are Not Bound by Employment Agreements. Messrs. Scott M. Thornock, our President/Treasurer and a director of Posteralley.com, and Bruce A. Capra, our Secretary and a company director, are our only two employees. Mr. Thornock and Mr. Capra each devote approximately 15% of their time and effort to Posteralley.com. We may not be able to achieve profitability or maintain our operations with the limited time commitment of our executive officers and directors. We face the additional risk that either Mr. Thornock or Mr. Capra could leave with little or no prior notice because neither individual is bound by an employment agreement. If we lost the services of either Messrs. Thornock or Capra, our business could be seriously harmed. We do not have "key person" life insurance policies covering either individual.

     We Must Enter into Strategic Relationships to Help Promote Our Web Site and, if We Fail to Develop, Maintain or Enhance These Relationships, We May Not Be Able to Attract and Retain Customers, Build Our Posteralley.com Brand and Enhance Our Sales and Marketing Capabilities. We believe that our ability to attract customers, facilitate broad market acceptance of our products and the Posteralley.com brand and enhance our sales and marketing capabilities depends on our ability to develop and maintain strategic relationships with Nicklebys.com, Inc., Denver, Colorado, an affiliated, online auctioneer of fine art, antiques and collectibles, and other art web sites and portals and other web sites that can drive customer traffic to our web site. If we are unsuccessful in developing or maintaining these relationships, or if the relationships do not assist us in attracting or retaining customers, it may be difficult to grow our business. Our relationship with Nicklebys.com commenced in January 2000 and, accordingly, we have little historical experience on which to evaluate its impact.



     The Direct Conflicts of Interest of Our Executive Officers and Directors as a Result of Their Positions with Nicklebys.com and Personal Dealings May Have a Negative Impact on Our Operations and Prospective Shareholders. Both Messrs. Scott M. Thornock and Bruce A. Capra, our executive officers, directors, founders and controlling shareholders, serve in those positions with Nicklebys.com, whose online auction business includes fine art posters. Additionally, both Messrs. Thornock and Capra are personal collectors of fine art, antiques and collectibles, including a variety of fine art posters. Because of the activities of Messrs. Thornock and Capra on behalf of Nicklebys and for their own accounts in the art business, both individuals may be subject to direct conflicts of interest with respect to business opportunities that come to their attention. Nicklebys.com has offered, and may in the future offer, fine art posters obtained as part of a collection of fine art, antiques and/or collectibles that may have been, or may be, identical or similar to the posters that we offer. The simultaneous offer of identical or similar posters by Nicklebys.com and Posteralley.com could jeopardize our ability to establish our brand and increase our sales and revenues, thus negatively impacting our operations and prospective shareholders. Additionally, Mr. Capra has a larger equity interest in Nicklebys.com and, as a result, would benefit more from a sale on Nicklebys.com's, than our, web site.

     We May Be Unable to Achieve Profitability with the Limited Number of Products We Have for Sale. Our products are presently limited, generally, to fine art posters obtained from two wholesalers for sale on consignment and a limited number of originals and reproductions of fine art posters recently purchased with proceeds from our recently completed private placement of common stock. Further, while we have allocated $5,000 (28.1%) of the minimum net proceeds, and $10,000 (23.4%) of the maximum net proceeds, anticipated to be received from this offering for the purchase of posters, this funding will only permit us to acquire a limited number of fine art posters of minimal value. Because of the limited capital available to us from this offering, we will likely be partially dependent for product, for the foreseeable future, upon posters obtained on consignment from our two current suppliers and the personal collections of Messrs. Thornock and Capra, our executive officers, directors and principal shareholders, and others. We may be unable to achieve profitable operations with the limited number of fine art posters able to be purchased with the limited proceeds anticipated from this offering and our recently completed private placement and the posters consigned to us.

     The Success of Our Business Depends on Attracting and Retaining a Large Number of Potential Customers. While we believe, we are not certain, that the usage of the Internet as our primary marketing device, will enable us to develop a customer base more quickly and cost-effectively than the employment of traditional marketing methods involving a gallery, a sales staff, advertising and/or other traditional methods. As a development-stage company that recently established our Internet site featuring thirty-five fine art posters for sale at any one time, we lack recognition in the market. Our success depends on attracting a large number of potential customers who traditionally shop in retail stores, and persuading them to shop on our web site. Our success is also dependent on ensuring that these customers remain our loyal long-term customers. In addition to persuading customers to purchase our products on the Internet, our customers may not accept our online solution over those offered by our competitors. If we fail to persuade customers to shop online or our competitors are more successful in achieving sales, then our revenues will suffer. Furthermore, we may be required to incur significantly higher and more sustained advertising and promotional expenditures than we currently anticipate to attract online shoppers to our web site and to convert these shoppers to purchasing customers. As a result, we may not be able to achieve profitability when we expect, or at all.

     Competition from Traditional and Online Retailers May Result in Price Reductions and Decreased Demand for Our Products. The secondary market for originals and reproductions of fine art posters is intensely competitive. Competition is expected to intensify in the future, which may result in price reductions, fewer customer orders, reduced gross margins and loss of market share. We currently or potentially compete with a variety of companies located both inside and outside the United States engaged in brokering and/or dealing in fine art posters of every character and kind. Many of these companies are established and have significantly greater financial, technical, marketing and other resources. Additionally, many of these organizations have proven operating histories, which we lack. These companies include artists, art galleries, art and/or antique brokers and dealers, antique stores, auction houses, liquidation companies and online stores that sell fine art posters. We are aware of a limited number of other companies, including Nickleby's.com, that are presently retailing online, via auction or otherwise, fine art, antiques and/or collectibles, including fine art posters. We believe that there will be an increasing number of online retailers of the fine art posters of the types being offered by us and, in the instance of certain reproductions, identical to the reproductions we offer. While we expect to compete on the basis of our reputation among customers as a quality provider of products and, to a lesser extent, on the basis of price, this strategy may be unsuccessful. Further, we may not succeed in minimizing our weaknesses, including, among others, our undercapitalization, cash shortage, limitations with respect to personnel, technological, financial and other resources and lack of a customer base and market recognition, through our focus on the Internet; which eliminates the need for a retail facility and a sizeable marketing staff. Our opportunity to obtain wholesale and other larger customers may also be limited by our financial resources and other assets.

     We May Be Unable to Adequately Protect or Enforce Our Intellectual Property Rights. We rely on a combination of trademark, trade secret and copyright law to protect our intellectual property. These laws afford only limited protection. Despite our efforts to protect our proprietary rights, unauthorized persons may attempt to copy aspects of our web site, including the look and feel of our web site, posters that we sell, product organization, product information and sales mechanics or to obtain and use information that we regard as proprietary, such as the technology used to operate our web site and our content. We have not filed an application to secure registration for our trademark, "Posteralley.com," in the United States or any other country. Any encroachment upon our proprietary information, the unauthorized use of our trademark, the use of a similar name by a competing company or a lawsuit initiated against us for our infringement upon another company's proprietary information or improper use of their trademark, may affect our ability to create brand name recognition, cause customer confusion and/or have a detrimental effect on our business.

     Litigation or proceedings before the U.S. Patent and Trademark Office may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets and domain name and to determine the validity and scope of the proprietary rights of others. Any litigation or adverse proceeding could result in substantial costs and diversion of resources and could seriously harm our business and operating results. Finally, if we sell fine art posters internationally, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States.

     Third parties may also claim infringement by us with respect to past, current or future technologies. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. Any claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause service upgrade delays or require us to enter into royalty or licensing agreements. These royalty or licensing agreements might not be available on terms acceptable to us or at all.


Risks Related to Internet Commerce

     We Depend on Continued Use of the Internet, and if the Use of the Internet Does Not Develop as We Anticipate, Our Sales May Not Grow. Our future revenues and profits, if any, substantially depend upon the widespread acceptance and use of the Internet as an effective medium of business and communication by our target customers. Rapid growth in the use of and interest in the Internet has occurred only recently. As a result, acceptance and use may not continue to develop at historical rates, and a sufficiently broad base of consumers may not adopt, and continue to use, the Internet and other online services as a medium of commerce. In addition, the Internet may not be accepted as a viable long-term commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. Our success will depend, in large part, upon third parties maintaining the Internet infrastructure to provide a reliable network backbone with the speed, data capacity, security and hardware necessary for reliable Internet access and services.


     If the Online Market for Fine Art Fails to Gain Widespread Acceptance, Our Business May Fail. The online market for fine art, including posters, is in its infancy. If this market does not gain widespread acceptance, our business may fail. Demand and market acceptance for recently introduced services and products on the Internet are subject to a high level of uncertainty, and there are few proven services and products. Our success will depend on our ability to engage consumers who have historically purchased fine art through traditional retailers. In order for us to be successful, many of these consumers must be willing to employ new ways of buying fine art. In addition, a substantial proportion of the consumers who use our web site may be using our service because it is new and different rather than because they believe it is a desirable way to purchase fine art. These consumers may use our service only once or twice and then return to more familiar means of purchasing these products.

     If We Fail to Prevent Online Commerce Security Breaches, Our Business Could Be Harmed by Damage to Our Reputation, Exposure to a Risk of Loss or Litigation and Possible Liability, Misappropriations of Proprietary Information and Interruptions in Operations. A significant barrier to online commerce and communications is the secure transmission of confidential information over public networks, and our failure to prevent security breaches could harm our business. Currently, a significant number of our users authorize us to bill their credit card accounts directly for all products sold by us. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication technology to effect secure transmission of confidential information, including customer credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography or other developments may result in a compromise or breach of the technology used by us to protect customer transaction data. Any compromise of our security could harm our reputation and expose us to a risk of loss or litigation and possible liability and, therefore, harm our business. In addition, a person who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may need to expend significant resources to protect against security breaches or to address problems caused by breaches.


     We Must Respond to Rapid Technological Changes to Better Serve Our Customers and Meet Their Expectations. As the Internet and online commerce industry evolve, we must license leading technologies useful in our business, enhance our existing services, develop new services and technology that address the increasingly sophisticated and varied needs of our prospective customers and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. We may not be able to successfully implement new technologies or adapt our web site, proprietary technology and transaction-processing systems to customer requirements or emerging industry standards. If we are unable to do so it could adversely impact our ability to build the Posteralley.com brand and attract and retain customers.


     Governmental Regulation of the Internet and Data Transmission Over the Internet May Negatively Affect Our Customers and Result in a Decrease in Demand for Our Products, Which Would Cause a Decline in Our Sales. Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. The U.S. Congress recently passed Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing privacy, libel and taxation apply to web sites such as ours. The delays that these governmental processes entail may cause order cancellations or postponements of product purchases by our customers, which would seriously harm our business. The rapid growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies conducting business online. The adoption or modification of laws or regulations relating to the Internet business could result in a decrease in demand for our products, which would cause a decline in our revenues.

Risk Factors Related to This Offering

     Because Our Management Will Continue to Control Posteralley.com, They Will Be Able to Determine the Outcome of All Matters Requiring Approval of Our Shareholders. Messrs. Scott M. Thornock and Bruce A. Capra, our President/Treasurer and Secretary, respectively, and owners, together, of an aggregate of 3,600,000 shares (84.1%) of our issued and outstanding common stock, are parents and controlling persons of Posteralley.com because of their positions and share ownership. Even following the completion of this offering, Messrs. Thornock and Capra will together own 82.1% to 83.1% of our issued and outstanding shares of common stock. Therefore, either management, together, or Mr. Thornock, individually, will be able to determine the outcome of all matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other business combination transactions. See "Principal Shareholders" for a description of management's share ownership relative to other shareholders and "Management" for background on Messrs. Thornock and Capra.

     There Is No Public Market for Our Common Stock and the Offering Price Is Arbitrary. There is no public market for the common stock and there is no assurance that a public market will develop as a result of this offering or, if developed, that it will be sustained. Many brokerage firms may not effect transactions in the securities and many lending institutions may not permit their use as collateral for loans. The common stock will be traded, if at all, in the "pink sheets" maintained by members of the National Association of Securities Dealers, Inc., and possibly on the electronic Bulletin Board. We will not satisfy the requirements either for being quoted on the National Association of Securities Dealers' Automated Quotations System or for listing on any national securities exchange. Accordingly, until we qualify for NASDAQ or listing on an exchange, any trading market that may develop for the common stock is not expected to qualify as an "established trading market" as that term is defined in Securities and Exchange Commission regulations, and is expected to be substantially illiquid. We have arbitrarily established the offering price of the common stock and it should not be considered to bear any relationship to our assets, book value or net worth and should not be considered to be an indication of our value.


     Our Stock Price Will Fluctuate after This Offering, Which May Result in Substantial Losses for Investors. The offering price for the shares of common stock being offered by this prospectus was arbitrarily selected and the trading price will fluctuate after this offering once trading commences, if ever. The fluctuation of the stock price could result in substantial losses for investors. The market price of our common stock may fluctuate significantly in response to a number of factors, some of which will be beyond our control. These factors include:

     -    Quarterly variations in operating results;

     -    Announcements  by us or our  competitors  of new  product  and service
          offerings,   significant   contracts,    acquisitions   or   strategic
          relationships;

     -    Publicity   about  our  company,   our  products  and  services,   our
          competitors or e-commerce in general;

     -    Additions or departures of key personnel;

     -    Any future sales of our common stock; and

     - Stock market price and volume fluctuations of publicly-traded companies in general and Internet-related companies in particular.

The trading prices of Internet-related and e-commerce companies have been especially volatile and many are at or near historical lows. Investors may be unable to resell their shares of common stock at or above the offering price. Further, we may be the target of securities class action litigation brought against us as a result of volatility in our stock price. Securities litigation could result in substantial costs and divert management's attention and resources, which could seriously harm our business and operating results.


     The Proceeds of This Offering May Be Inadequate to Sustain Our Continued Operation. The minimum and maximum net proceeds of this offering are $25,000 and $50,000, respectively, and, therefore, are sufficient to conduct only a limited amount of activity. Particularly if only the minimum number of shares of common stock being offered by this prospectus is sold, our continued operation will be dependent on our ability to generate operating revenue or procure additional financing. There is no assurance that any revenue will be generated or that any additional financing can be obtained on terms favorable to us.

     A Total of 601,200 Shares, or 13.7%, of Our Total Outstanding Shares after the Offering Will Be Immediately Resaleable Without Restriction and a Total of 3,782,000 Shares, or 86.3%, of Our Total Outstanding Shares after the Offering Are Restricted from Immediate Resale, But May Be Sold into the Market Pursuant to Rule 144. A total of 501,200 shares of common stock in this offering being offered by our current shareholders as selling shareholders and 100,000 shares being offered by Posteralley.com will be available for resale immediately after the effectiveness of this offering. The balance of 3,782,000 shares of common stock held by our current shareholders, including an aggregate of 3,600,000 shares held by our executive officers and directors, became eligible for resale pursuant to Rule 144 commencing in July 2000. Sales of a substantial number of shares of our common stock could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock. After this offering, we will have 4,383,200 shares of common stock outstanding, including 501,200 shares and 100,000 shares that the selling shareholders and Posteralley.com are selling in this offering, which may be resold immediately in the public market. The remaining 3,782,000 shares are eligible for resale in the public market pursuant to Rule 144.

     New Shareholders Will Incur Substantial Dilution of Approximately $.47 Per Share as a Result of This Offering. The current shareholders of Posteralley.com have acquired their shares of common stock at an average cost of approximately $.03 per share, which is substantially less than the price of $.50 per share to be paid by the investors in this offering. Accordingly, the offering price is substantially higher than the book value per share of our outstanding common stock. As a result, an investor who acquires shares of common stock in this offering will incur immediate substantial dilution of approximately $.47 per share. See "Dilution" for a more detailed description of how new shareholders will incur dilution.

                         DETERMINATION OF OFFERING PRICE

     There is no established public market for the common stock being offered pursuant to this prospectus. We have arbitrarily established the offering price of the common stock and it should not be considered to bear any relationship to our assets, book value or net worth and should not be considered to be an indication of the value of Posteralley.com.


                             ADDITIONAL INFORMATION

     We have not authorized any person to give any information or to make any representations other than those contained in this prospectus. You should not rely on any information or representations not contained herein, if given or made, as having been authorized by Posteralley.com. This prospectus does not constitute an offer or solicitation in any jurisdiction in which the offer or solicitation would be unlawful.

     We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the shares of common stock offered pursuant to this prospectus with the U.S. Securities and Exchange Commission in Washington, D.C. This prospectus does not contain all of the information included in the registration statement. For further information regarding both Posteralley.com and the shares of common stock offered pursuant to this prospectus, reference is made to the registration statement, including all exhibits thereto, which may be inspected at the Securities and Exchange Commission's Washington, D.C., office, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained from the Public Reference Room upon request and payment of the prescribed fee. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

     We intend to furnish our shareholders, after the close of each fiscal year, an annual report that will contain financial statements that will be examined by independent public accountants and a report on the financial statements, with an opinion expressed, by our independent public accountants. We may furnish to shareholders unaudited quarterly or semi-annual reports. In addition, we will file any reports required by the U.S. Securities and Exchange Commission; which reports are public documents.


     The offering of shares of common stock by us is subject to approval of certain legal matters by Cudd & Associates, counsel for Posteralley.com. We may not modify the terms of the offering described herein without amending the registration statement of which this prospectus is a part.

                                    DILUTION

     The following table, which assumes the completion of this offering by the sale of a minimum of 50,000, to a maximum of 100,000, shares of common stock for proceeds of a minimum of $25,000 to a maximum of $50,000, illustrates the per share dilution. The table takes into account the estimated unpaid expenses of the offering in the amount of $7,178.
                                                              Minimum  Maximum
                                                              -------  -------

Per Share Dilution
-------------------
Initial public offering price per share.................        $.50     $.50


Net tangible book value per share as of
   December 31, 2001 (1)................................    $.02     $.02


Increase in net tangible book value per share
   attributable to new investors   .....................    $.01     $.01

Net tangible book value per share after offering........        $.03     $.03

Dilution per share to new investors (2).................        $.47     $.47

         *Less than $.01.

     (1) "Net tangible book value per share" is equivalent to the total assets of Posteralley.com, less its total liabilities and intangible assets, divided by the number of shares of its common stock currently issued and outstanding.


     (2) "Dilution" is the difference between the public offering price and the net tangible book value of the shares of Posteralley.com's common stock immediately after the offering and is the result of the lower book value of the shares of common stock outstanding prior to the offering, the public offering price and the unpaid expenses payable in connection with the offering. Dilution will be increased by the amount of Posteralley.com's operating losses for the period from January 1, 2001, to the closing date of the offering being made pursuant to this prospectus.


     The following table illustrates the comparative number of shares of common stock purchased from Posteralley.com, the total consideration paid and the average price per share paid for the existing shareholders and by the new investors at both the minimum and the maximum number of shares of common stock sold at the offering price of $.50 per share.


                                                               Minimum          Maximum
                                                             -----------      ----------
Comparative Number of Shares of Common Stock Purchased,
Total Consideration Paid and Average Price Per Share Paid
----------------------------------------------------------

Number of shares purchased by existing shareholders.....      4,283,200        4,283,000

Number of shares purchased by new investors ............         50,000          100,000

Total consideration paid by existing shareholders ......     $  125,842*      $  125,842*

Total consideration paid by new investors ..............     $   25,000       $   50,000

Average price per share paid by existing shareholder....     $      .03       $      .03

Average price per share paid by new investors ..........     $      .50       $      .50
------------------

     * Includes services performed by each of the executive officers of Posteralley.com valued at a total of $360 ($.0001 per share), and legal services performed by counsel valued at $182 ($.001 per share), in connection with the organization of Posteralley.com.


                                 USE OF PROCEEDS


     We estimate that the net proceeds available to us upon completion of this offering will be $17,822, in the event of the minimum offering, and $42,822, in the event of the maximum offering, after deducting the estimated unpaid expenses of the offering in the amount of $7,178. We expect to apply and allocate the net proceeds of the offering during the following year in substantially the manner set forth below. If we are only able to raise the minimum proceeds in the offering, those funds, together with revenues from operations, are expected to be adequate to satisfy our cash requirements for at least the next year.


Application of Net Proceeds            Minimum   Per Cent  Maximum   Per Cent
---------------------------            -------   --------  -------   --------

General and Administrative
  Expenses                             $ 5,000    28.06%   $10,000    23.35%

Acquisition of Poster Inventory (1)      5,000    28.06%    10,000    23.35%

Marketing of Posteralley.com (2)         4,000    22.43%     8,000    18.68%

Purchase of Computer
  Equipment (3)                            -0-     0.0%      5,000    11.68%

Working Capital                          3,822    21.45%     5,322    12.43%

Enhancement of Internet
Web Site (3)                               -0-     0.0%      2,500     5.84%

Accounting Fees                            -0-     0.0%      1,500     3.50%

Transfer Agent Fees                        -0-     0.0%        500     1.17%
                                       -------   --------  -------   --------

TOTAL NET PROCEEDS                     $17,822   100.0%    $42,822   100.00%
------------------

     (1) See "BUSINESS - Obtaining on Consignment and Acquisition of Originals and Reproductions of Fine Art Posters."

     (2) See "BUSINESS - Marketing of Posteralley.com."

     (3) See "BUSINESS - General."


     There is no commitment by any person to purchase any or all of the shares of common stock offered under this prospectus and, therefore, there can be no assurance that the offering will be totally subscribed for the sale of at least the minimum 50,000 shares of common stock being offered. We are of the opinion that the proceeds from the offering will satisfy our cash requirements for at least the next year, whether the minimum or maximum offering is achieved, and that it will not be necessary, during that period, to raise additional funds to meet the expenditures required for operating our business. However, the proceeds of this offering that will be available to us for operating expenses are limited, in the case of the minimum offering especially. Because of this and our inability to specifically define our business plan at this time, management is incapable of predicting with any degree of specificity the nature or the amount of operating expenses that we will incur in the one-year period following the closing of this offering. The offering proceeds are expected to be inadequate to fully implement our proposed business plan. Accordingly, it is anticipated that our continued operation after the expiration of one year will be dependent upon our ability to obtain additional equity and/or debt financing, which result in our ceasing of operations if the required funding is unavailable. Our operations have been funded to date out of proceeds received from the sale of shares of common stock in an offering conducted under Regulation D of Rule 504 under the Securities Act of 1933. In the event that we fail to achieve profitable operations in the future, we propose to obtain additional funding through offerings in addition to this offering and/or through loans or other financing arrangements. No arrangements exist as of the date of this prospectus and there can be no assurance that additional funds may be obtained in the future.


     Pending expenditure of the proceeds of the offering substantially in the manner described above, we will make temporary investments in interest-bearing savings accounts, certificates of deposit, United States government obligations and/or money market instruments. We intend to take appropriate measures to insure that we do not inadvertently become an investment company subject to the requirements of the Investment Company Act of 1940. Accordingly, the investments that we will be capable of making using the proceeds of this offering will be limited in nature and with respect to the term of the investment.

                                    BUSINESS

General


     We were organized on July 19, 1999, and are in the early stage of development. In July 1999, we commenced operations in the online retailing and brokerage of originals and reproductions of fine art posters, including, but not limited to, vintage antique, product advertising, travel, sporting event, movie and theater memorabilia and commemorative posters. Our total sales were $3,258 for the period from inception through September 30, 2000, and our net loss was $(33,874) for the same period. Our offices are located at 650 South Cherry Street, Suite #310, Denver, Colorado 80246. Our telephone number is (303) 629-9751 and our facsimile number is (303) 629-9756. Our web site is located at http://www.posteralley.com. Information set forth on our web site does not constitute part of this prospectus.


     Our objective is to become a leading online retailer/broker of fine art posters. Key elements of our strategy include the following:

     - Offering the broadest possible selection of posters available to our customers at competitive prices;

     - Delivering superior customer service and promoting repeat purchases through continuous enhancement of our technology, web site functionality and inventory;

     - Fostering consumer trust and satisfaction through services including appraisal, authentication and money-back guarantee; and

     - Continuing to maintain our relationship with Nicklebys.com, and developing relationships with other companies that can help grow our business.


     The bulk of our products are fine art posters obtained for sale on consignment from two wholesalers, including I. Brewster & Company and Club of American Collectors of Fine Arts, Inc. In addition, we also market a limited inventory of originals and reproductions of fine art posters and original, antique fine art paintings recently purchased with proceeds received from our offering of common stock pursuant to Rule 504 of Regulation D under the Securities Act completed in June 2000. We have allocated the sums of $5,000 (28.1%) of the minimum net proceeds and $10,000 (23.4%) of the maximum net proceeds expected, without assurance, to be received from this offering for the acquisition of originals and reproductions of fine art posters and to make reproductions of certain of the original posters purchased. However, because the funds anticipated to be received from this offering that will be available to us for the purchase and/or reproduction of fine art posters are very limited, the number and/or quality of posters that we will be able to purchase with these funds will also be limited.

     Messrs. Scott M. Thornock and Bruce A. Capra, our two executive officers, directors and controlling shareholders, have, personally, and, in the case of Mr. Capra, professionally, in excess of twenty years of experience in dealing in all types of fine art, antiques and collectibles, including fine art posters. Both Messrs. Thornock and Capra are executive officers, directors, founders and controlling shareholders of Nicklebys.com, an online auctioneer of fine art, antiques and collectibles that has realized approximately $631,807 in gross revenue (unaudited) from online auctions, live auctions and retail sales during the period from inception (January 13, 1999) through December 31, 1999. Despite its limited operating history, Nicklebys.com was recognized in the November 1999 edition of Yahoo! Internet Life Magazine with the Gold Medal Award for the best art auction site on the worldwide web. In order to become employed full time by Nicklebys.com, Mr. Capra, our Secretary, resigned on March 1, 1999, as the General Manager and the Director of Sales, Marketing and Advertising for American Design Ltd., an Aurora, Colorado, company with eight retail outlets that realized gross sales of approximately $12,000,000 from the publication, auction and marketing of fine art during its most recent fiscal year. Additionally, Mr. Capra owned and managed Nickleby's Auction Gallery, Ltd., Arvada, Colorado, an auction liquidation company specializing in fine art, antiques and collectibles, from 1992 until the acquisition of Nickleby's Auction Gallery by Nicklebys.com in March 1999.


     Because of the contacts developed by Messrs. Thornock and Capra as a result of investing in, marketing, selling, trading and/or brokering many types of artworks, antiques and collectibles for many years, we do not expect to have any difficulty in obtaining quality fine art posters. Neither individual presently contemplates the formation of, or affiliation or association with, any company, other than Nicklebys.com and Posteralley.com, whose business plan would contemplate or involve the online sale of fine art, antiques or collectibles, including fine art posters. Further, with the formation of Posteralley.com, Nicklebys.com intends to diminish and ultimately abandon its present limited activities involving fine art posters.

Inventory and Consigned Posters


Our web site on the Internet features only fine art posters, including, but not limited to, vintage antique, product advertising, travel, sporting event, movie and theater memorabilia and commemorative posters. In addition, we are marketing a limited inventory of original, antique fine art paintings recently purchased with a small amount of proceeds received from our recently completed private offering of common stock. As of the date of this prospectus, our web site features 48 fine art posters, including 19 original, antique French posters, eight contemporary fine art posters, 8 reproductions of antique fine art posters, six movie posters, one rock and roll poster and six original, antique fine art paintings, including four oils on canvas and two watercolors. We have obtained five of these posters for sale on consignment. If we achieve profitable operations, which is not assured, or otherwise obtain funding in addition to that anticipated from this offering, we intend to purchase additional inventory of originals and/or reproductions of fine art posters with a portion of these funds. The sources for our inventory are expected to include, among others, estates, private parties, collectors and original collections. Additionally, both Messrs. Thornock and Capra may place originals and reproductions of fine art posters from their own personal collections on consignment with Posteralley.com to be sold online. We can expect to receive a commission in the amount of 10% to 50% of the sale price of all fine art posters sold for the account of Mr. Thornock, Mr. Capra or Nicklebys.com.

     The bulk of fine art posters featured on our web site have been obtained from two unaffiliated companies, including I. Brewster & Company and Club of American Collectors of Fine Arts for sale on consignment. Both I. Brewster & Company and Club of American Collectors of Fine Arts have been in business for approximately forty years and Club of American Collectors of Fine Arts is the largest United States importer of French advertising posters. Each company is itself capable of satisfying our requirements for posters for the foreseeable future. Our consigned inventory of original fine art posters includes, primarily, product advertising posters for products such as liquor, ink, bicycles, chocolates, etc. The eight antique poster reproductions are of fine art images by Louis Icart and Maxfield Parrish. The various posters and reproductions consigned by I. Brewster & Company and Club of American Collectors of Fine Arts have a retail value in a range from $35 to $25,000. Of the fine art posters presently featured on our web site, five have been obtained from I. Brewster & Company, Club of American Collectors of Fine Arts and others for sale on consignment. Because of our arrangements with I. Brewster & Company and Club of American Collectors of Fine Arts to sell these items on consignment, we have no cost of sales until we consummate a sale. Despite our plans to purchase additional inventory of originals and/or reproductions of fine art posters with a portion of any additional capital obtained from profitable operations or otherwise, we expect, for the foreseeable future, to be partially dependent for product upon fine art posters consigned to us by I. Brewster & Company, Club of American Collectors of Fine Arts or others.

Online Retailing of Posters

     As a small online retailer of posters, we are dedicated to serving the poster enthusiast with a wide variety of fine art posters featured on our web site located at http://www.posteralley.com, expert information and superior customer service. We seek to exceed the more limited selections of posters, if any, offered by art galleries, art and/or antique brokers and dealers, antique stores, auction houses and others. We believe that we will be able to exceed the poster collections of these traditional stores, because we will not be limited with respect to display and storage area. We strive to provide customers with a convenient, one-stop shopping experience by providing an organized, logical and customer-friendly Internet site designed in an attractive manner so as to capture and maintain the interest of most visitors. The web site includes a high-resolution photograph of each poster or painting together with a picture and a biography of the artist, if relevant and available. Payment arrangements can be made using credit cards and escrow accounts. We have implemented security measures, including but not limited to layering, locking and encryption, in order to secure, to our best ability as of the date of this prospectus, the commercial transactions conducted on our web site. Detailed instructions are available on our site to enable the purchaser to consummate the purchase transaction with as much ease and simplicity as is possible. We expect to compete on the basis of our reputation among customers as a quality provider of products that are "100% money-back guaranteed, curated and appraised" and, to a lesser extent, on the basis of price. We receive, on average, a listing fee in the amount of approximately 20% of each item sold on consignment for management or others.

     We attract and retain customers by emphasizing the following key factors:

     Extensive Product Selection Enables One-Stop-Shopping. We provide consumers
     ------------------------------------------------------
with one-stop-shopping for their fine art poster needs, with delivery direct to their door. We offer a broad selection of fine art posters that we expect, within two years from the date of this prospectus, to transcend the limited selection, if any, of art galleries, art and/or antique brokers and dealers, antique stores, auction houses and others. Our online business model enables us to aggregate a diverse product selection that is not generally found in a single retail outlet and dynamically change our product mix to meet consumer needs and interests.

     Expert Information. Accompanying each poster featured on the web site is a
     ------------------
detailed description of the type of poster, the title or caption of the poster, its dimensions, price, condition and availability and a description of the event, if any, commemorated by the poster. If the poster is an original, a description of the original work, the technology of production, the mounting, whether the poster is signed and the identity and location of the publisher are also included. Accompanying each reproduction is a description of the paper on which the poster is printed together with information on whether it is signed or numbered. In this manner, we tightly integrate broad product selection with highly relevant content, providing consumers with the information they need to make informed purchase decisions.


     Superior Shopping Experience. We believe that we provide an intuitive,
     ----------------------------
easy-to-use web site, offering extensive product selection supported by tightly integrated, relevant resource information. Each product presentation is supported by a high-resolution photograph of the poster available for sale on our web site.


     Quality Customer Service. The typical online shopping experience begins
     ------------------------
with the search for products that meet specific needs, including the online ordering process and extends through product delivery and post-purchase support. We believe that the ability to accurately fulfill orders, ship products quickly to a customer's door or efficiently handle customer inquiries is as important to customer satisfaction as product selection. While we will not have the financial resources as a result of this offering to employ any customer service personnel, we intend to develop our own in-house customer service operation in the future.

     Money-Back Guarantee and Guarantee of Authenticity. Unlike other
     --------------------------------------------------
competitors, most of whose inventory is limited exclusively or primarily to items offered on consignment, we guarantee the authenticity of each fine art poster we sell with a written appraisal of the value of the item at the time of purchase. Mr. Capra is a certified personal property appraiser and a member of the Certified Appraisers Guild of America, and examines each item sold to ensure its authenticity and provide a written appraisal of value. Furthermore, we provide each customer with a thirty-day guarantee permitting the return of the poster within thirty days if the customer is not satisfied with its genuineness or authenticity.


The Internet and Electronic Commerce


     The Internet has become an increasingly significant medium for communication, exchange of information and commerce. We believe this increased usage is because of a number of factors, including the following:

     -    A large installed base of personal computers;

     -    Advances in the speed of personal computers and modems;

     -    Easier and less expensive access to the Internet;

     -    Improvements in network security, infrastructure and bandwidth;

     -    A wider range of online offerings; and

     -    Growing consumer awareness of the benefits of online shopping.

However, there are many risks associated with the conduct of business on the Internet, including, among others, security, viruses and fraud. While hacking is a serious threat to electronic commerce companies such as Posteralley.com, the greatest threat to the security of our business transactions on the Internet is expected to arise from our own employees. Posteralley.com, like most other online retailers, intends to continuously implement a wide range of hardware security measures to offer network protection and business continuity. Nevertheless, we believe that few companies have implemented the security measures available utilizing current technology, including, among others, file encryption for stored information, public key cryptography, telecommunication encryption and digital signatures/sender authentication. Many development-stage companies, like Posteralley.com, lack the capital and/or customer demand to warrant the investment in electronic security protective applications and technologies. Further, while many companies have a formal security policy, we believe that nearly all are far from adequate and very few companies educate all members of staff, conduct risk analysis on a regular basis and regularly assess their software for security flaws.

     With the wide range of security flaws inherent in the Internet, we can be expected to be at a serious disadvantage, as compared to our competitors, especially with regard to electronic commercial transactions, if we fail to protect or minimize the risks to Posteralley.com from security threats. While the Internet represents a new and highly lucrative market, we expect to be challenged by the necessity to become fully aware of new technologies so that we can manage the risks associated with conducting transactions over the web. Another disadvantage to our conducting business on the Internet is the lack of physical representation enabling customers to inspect our merchandise in advance of placing an order and obtaining customer services from personnel with whom they are unable to interact in person. It is likely that, because we will limit our marketing activities to the Internet, we will be unable to generate business from the type of customer unable to develop a comfort level in the absence of physical representation. We will also likely be required to deal with dissatisfied customers believing that the poster ordered differs in its physical appearance from the photographic image viewed on the Internet. Despite the above-described and other risks of online retailing, we intend to employ this method of displaying and retailing fine art posters exclusively because of the significantly reduced cost to us of eliminating the need for a retail facility and a sizeable marketing staff.

Marketing

     Our marketing strategy is designed to attract customers most likely to shop online, convert browsers to buyers, meet or exceed customer expectations, drive repeat purchases and build enduring brand equity. In order to implement this strategy, we intend to implement an integrated marketing campaign, which has not yet commenced, that includes the following:

     Advertising. We will design our advertising to build brand equity, create
     -----------
awareness and generate initial purchases of fine art posters sold on our web site. Depending on the availability of funds, we intend to use a mix of broadcast media, including:

     -    Local newspapers;

     -    Trade journals;

     -    Periodicals;

     -    Local radio in the top markets with online shoppers;

     -    Outdoor advertising;

     -    Online banners, text links and e-mail newsletters; and

     - Mailings of brochures to, among others, interior designers, retail purchasers and past participants in live auctions hosted by Nicklebys.com and others.


     Nicklebys.com. There is a link to our web site on Nicklebys.com's home page
     -------------
located on the Internet at http://www.nicklebys.com. Our marketing agreement with Nicklebys.com provides for Nicklebys.com to receive a referral fee of $.22 per web site "hit" or "click-through" generated by a new visitor to our web site as a result of the link to the site on Nicklebys.com's web page. Because Messrs. Thornock and Capra, our executive officers, directors and controlling shareholders, also serve as executive officers, directors and controlling shareholders of Nicklebys.com, the marketing agreement between Posteralley.com and Nicklebys.com cannot be considered to be an arm's-length transaction. While we believe that this marketing agreement will assist Posteralley.com to develop a customer base, it is not possible to predict the amount of revenue that Posteralley.com may realize from this arrangement.


As of the date of this prospectus, our proposed integrated marketing campaign is in the design stage and, except for placing a link to our Internet site on Nicklebys.com's home page, we have not yet taken any steps to implement the campaign.

Fulfillment and Distribution

     We currently fulfill all customer orders from our facilities in Denver, Colorado. We receive posters from our suppliers or on consignment. Our two executive officers and directors pick products to fill customer orders. We presently manually update product availability on our web site. We pack the items on location at our offices and then deliver them to UPS, the United States Postal Service or other shipping company for distribution to consumers anywhere in the United States. We are committed to shipping accurate orders, efficiently and effectively. Our management brings to Posteralley.com its expertise in fulfillment and distribution developed as a result of experience with Nicklebys.com. We intend to establish a distribution center in warehouse space separate from our offices at the time, if ever, as the demand for our fine art posters increases sufficiently.


Customer Service

     We believe that a high level of customer service and support is critical to retaining and expanding our customer base. No portion of the proceeds of this offering has been allocated for the employment of any customer support personnel. Accordingly, we expect to be dependent upon the proceeds, if any, to be received from future equity and/or debt financing for this purpose. Our two management members are available via telephone, generally, from 8:00 a.m. to

5:00 p.m., Mountain Time, Monday to Friday, and can also be reached by e-mail or facsimile. Presently, we provide by e-mail order and shipping confirmation (with tracking numbers), notification of customers regarding out-of-stock situations and, for those orders, frequent updating of customers on order status.

     We are dedicated to customer satisfaction. We deliver on this commitment in a number of ways, including:

     - Product guarantee, including a written appraisal of the value of the item at the time of purchase and a 30-day refund if the shipment is not satisfactory;

     - Customer service guarantee of a one business day response time for all inquiries;


     - Privacy guarantee to use personal information exclusively to process orders and not to sell, trade or rent the information to other companies; and


     - Security guarantee ensuring protection of personal information and compensation to consumers for the amount of their liability, up to $50, in the unlikely event of unauthorized interception and use of their credit card.

Technology and Network Operations

     We have implemented services and systems for site management, searching and customer interaction. Our system has been custom-designed and written for performance, reliability and scalability using software applications for:

     -    Displaying   poster   merchandise   in  an   organized,   logical  and
          customer-friendly way;

     -    Accepting, verifying, organizing and managing customer orders;

     -    Notifying and updating customers of order status; and

     -    Managing shipment of products.

     These systems and services employ a combination of our own proprietary technologies and commercially available, licensed technologies. Our proprietary technologies are embodied in software that is exclusively owned and implemented by Posteralley.com. We have a non-exclusive license to use a shopping cart commerce application, which has been customized for us. This commerce application is integrated with our custom software, enabling a fully automated order fulfillment process. We realize many benefits from the integration of these systems, including:

     -    Tracking customer orders through the entire supply chain in real-time;

     -    Making rapid changes to processes such as a change in shipping policy;
          and

     -    Efficiently expanding our infrastructure.

     Our operating system is RedHat Linux 6.2 with kernel 2.2.16 and our software platform and architecture is integrated with Apache/1.3.12 Ben-SSL/1.41
(Unix) mod_perl/1.24 web software and database software mSQL v2.0.11. Our production system is located at our offices in Denver, Colorado, and provides 24-hour engineering and monitoring support. We address the goals of performance, reliability and scalability. Our objective is to have fast download times and make use of caching and load balancing at the web server and application level for optimal performance. We outsource development work to outside consultants. Our web site is up and running 24 hours a day, seven days a week. We anticipate that we will continue to devote significant resources to product development in the future as we add new features and functionality to our web site.



Competition

     The secondary market for originals and reproductions of fine art posters is intensely competitive. Competition is expected to intensify in the future, which may result in price reductions, fewer customer orders, reduced gross margins and loss of market share. We currently or potentially compete with a variety of companies located both inside and outside the United States engaged in brokering and/or dealing in fine art posters of every character and kind. Many of our current and potential traditional store-based competitors have longer operating histories, larger customer or user bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. These companies include artists, art galleries, art and/or antique brokers and dealers, antique stores, auction houses and liquidation companies. Many of these current and potential competitors can devote substantially more resources to web site and systems development than we can. In addition, larger, more well-established and financed entities may acquire, invest in or form joint ventures with online competitors as the use of the Internet and other online services increases.

     We are aware of a limited number of other companies, including Nickleby's.com (on a very limited basis), that are presently retailing fine art, antiques and/or collectibles, including fine art posters, online. We believe that there will be an increasing number of online retailers of the fine art posters of the types being offered by us and, in the instance of certain reproductions, identical to the reproductions we offer. Some of our competitors may be able to secure posters from suppliers on more favorable terms, fulfill customer orders more efficiently and adopt more aggressive pricing or inventory availability policies than we can. Traditional store-based retailers also enable customers to see and feel products in a manner that is not possible over the Internet.

     We believe that the following are principal competitive factors in our market:

     -    Web site recognition;

     -    Inventory selection;

     -    Streamlined shopping experience;

     -    Reliability and speed of order shipment;

     -    Customer service;

     -    Speed and accessibility of web site;

     -    Convenience; and

     -    Price.


     While we expect to compete on the basis of our reputation among customers as a quality provider of products and, to a lesser extent, on the basis of price, we are not certain that this strategy will be successful. Additionally, we, like Nicklebys.com but unlike many other competitors, will guarantee the authenticity of each poster and will furnish the purchaser with a written appraisal at the time of purchase. We hope, to the extent practicable, to minimize our weaknesses, including, among others, our undercapitalization, cash shortage, limitations with respect to personnel, technological, financial and other resources and lack of a customer base and market recognition, through our focus on the Internet; which eliminates the need for a retail facility and a sizeable marketing staff. However, our opportunity to obtain wholesale and other larger customers may also be limited by our financial resources and other assets.

Intellectual Property


     We rely on a combination of trademark, trade secret and copyright laws to protect our intellectual property. These afford only limited protection. Despite our efforts to protect our proprietary rights, unauthorized persons may attempt to copy aspects of our web site, including the look and feel of our web site, posters that we sell, product organization, product information and sales mechanics. Unauthorized persons may also attempt to obtain and use information that we regard as proprietary, such as the technology used to operate our web site and our content. We have not filed an application to secure registration for our trademarks, such as "Posteralley.com," in the United States or any other country. Any encroachment upon our proprietary information, the unauthorized use of our trademark, the use of a similar name by a competing company or a lawsuit initiated against us for the infringement upon another company's proprietary information or improper use of their trademark, may affect our ability to create brand name recognition, cause customer confusion and/or have a detrimental effect on our business. Litigation or proceedings before the U.S. Patent and Trademark Office may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets and domain name and to determine the validity and scope of the proprietary rights of others. Any litigation or adverse proceeding could result in substantial costs and diversion of resources and could seriously harm our business and operating results. Finally, if we operate internationally, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States.

Government Regulation

     We are not currently subject to direct federal, state or local regulation other than regulations applicable to businesses generally or directly applicable to retailing or electronic commerce. However, as the Internet becomes increasingly popular, it is possible that a number of laws and regulations may be adopted with respect to the Internet. These laws may cover issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and security of information. Furthermore, the growth of electronic commerce may prompt demand for more stringent consumer protection laws. Several states have proposed legislation to limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission has also initiated action against at least one online service regarding the manner in which personal information is collected from users and provided to third persons and has proposed regulations restricting the collection and use of information from minors online. We do not currently provide individual personal information regarding our users to third persons and we currently do not identify registered users by age. However, the adoption of additional privacy or consumer protection laws could create uncertainty in usage of the Internet and reduce the demand for our products and services or require us to redesign our web site.

     We are not certain how our business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity, qualification to do business and personal privacy. The vast majority of these laws were adopted prior to the advent of the Internet. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address these issues could create uncertainty in the Internet marketplace. This uncertainty could reduce demand for our posters, increase the cost of doing business as a result of litigation costs and/or increase service delivery costs.


Employees and Consultants


Posteralley.com has had no full-time employees since its organization.
Messrs. Scott M. Thornock and Bruce A. Capra, our President/Treasurer and Secretary, respectively, and directors of Posteralley.com, have served as our only part-time employees through the date of this prospectus. No cash compensation has been awarded to, earned by or paid to either individual for all services rendered in all capacities to Posteralley.com during the period from the date of our organization on July 19, 1999, through September 30, 2000, the end of our last fiscal year. For the foreseeable future, Mr. Capra will receive no compensation in any form for his services rendered in all capacities to Posteralley.com. Since January 1, 2001, Mr. Thornock has been receiving a salary of $18,000 per annum. On July 19, 1999, we issued and sold to Messrs. Thornock and Capra 3,240,000 shares, and 360,000 shares, of common stock, respectively, in consideration for the performance of services by each individual in connection with the organization of Posteralley.com valued at $324 and $36, respectively ($.0001 per share). We anticipate that at such time, if ever, as our financial position permits, Messrs. Thornock and Capra and any other executive officers of Posteralley.com will receive reasonable salaries and other appropriate compensation, such as bonuses, coverage under medical and/or life insurance benefits plans and participation in stock option and/or other profit sharing or pension plans. Additionally, directors, including Messrs. Thornock, Capra and/or others, may receive fees for their attendance at meetings of the Board of Directors. Further, we may pay consulting fees to unaffiliated persons who perform services for us, although we have no present plans to do so and no consulting fees have been paid as of the date of this prospectus.

Facilities

     We maintain our offices, pursuant to a verbal arrangement, rent-free at the business offices of Paragon Real Estate & Development, L.L.C., an affiliated company, located at 650 South Cherry Street, Suite #310, Denver, Colorado 80246. Mr. Scott M. Thornock, the President/Treasurer, director and approximate 74.8% shareholder of Posteralley.com, is the sole owner and managing member of Paragon Real Estate & Development. We anticipate the continued utilization of these facilities on a rent-free basis until such time, if ever, as we obtain sufficient funding from debt and/or equity financing and/or generate a level of earnings sufficient to enable us to pay rent for our present offices or obtain office space from an unaffiliated third party. The office space we currently occupy is expected to be adequate to meet our foreseeable future needs. The office space has been valued at $250 per month based on the market rate in the local area and is included in the accompanying financial statements of Posteralley.com as rent expense with a corresponding credit to contributed capital. Our telephone number is (303) 629-9751 and our facsimile number is
(303) 322-0036.

Legal Proceedings

     From time to time, we may be involved in litigation relating to claims arising out of our ordinary course of business. As of the date of this prospectus, we know of no legal proceedings to which Posteralley.com is a party or to which any of the property of Posteralley.com is the subject, which are pending, threatened or contemplated or any unsatisfied judgments against Posteralley.com.

                                PLAN OF OPERATION

General
-------

     Since shortly after our inception, we have operated a web site on the Internet located at http://www.posteralley.com from which we retail and broker fine art posters, including, but not limited to, vintage antique, product advertising, travel, sporting event, movie and theater memorabilia and commemorative posters. We have generated only minimal sales and a net loss from this business through the date of this prospectus. For the year ended September 30, 2000, and for the periods from inception (July 19, 1999) through September 30, 2000, and 1999, we realized total sales of $3,258, $3,258 and $-0-, respectively, and a net loss of $(29,492), $(33,874) and $(4,382), respectively, which is less than $(.01) per share. Of our total sales of $3,258 for the year ended September 30, 2000, and the period from inception (July 19, 1999) through September 30, 2000.

     We expect, for the foreseeable future, to be partially dependent for our products upon fine art posters consigned to us by I. Brewster & Company, Club of American Collectors of Fine Arts or others. We have no written agreement with either I. Brewster & Company or Club of American Collectors of Fine Arts. Accordingly, neither company has any obligation to consign posters to us. However, we intend to increase our limited inventory of originals and reproductions of fine art posters. The sums of $5,000 and $10,000 anticipated to be received from the minimum and the maximum offering proceeds, respectively, have been allocated for this purpose. We have plans to expand our marketing efforts in order to obtain a larger customer base. Funds in the amounts of $4,000 and $8,000 anticipated to be received from the minimum and the maximum offering, respectively, have been allocated for these marketing efforts. Our marketing efforts will include traditional marketing, such as advertising on the radio and in newspapers, and Internet marketing, including enhancing our web site, placing banners on other web sites and distributing e-mails promoting Posteralley.com. We do not intend to hire any employees in the foreseeable future. We intend to purchase $5,000 of computer equipment only in the event of the maximum offering.

     The implementation of these plans is dependent upon our ability to raise additional capital from equity and/or debt financing and/or achieve profitable operations. We believe that the revenue generated from our business will not be sufficient to finance all future activities and that it will be necessary to raise additional funds through equity and/or debt financing after the expiration of one year after this offering as we do not expect to be able to satisfy our cash requirements following the expiration of this period. We do not believe that it will be necessary to raise additional funds within the next year. However, we may need to raise additional funds prior to the expiration of this period if, for example, we pursue business or technology acquisitions or experience operating losses that exceed our current expectations. Although we intend to explore all available alternatives for debt and/or equity financing, including, but not limited to, private and public securities offerings, there can be no assurance that we will be able to generate additional capital for expansion and/or other purposes. In the event that only limited additional financing is received, we expect our opportunities in the secondary market for fine art posters to be limited. Further, even if we succeed in obtaining the level of funding necessary to increase revenue through the expenditure of additional funds for marketing, advertising and/or promotion in order to obtain a sizable customer base and, in turn, purchase additional inventory and enhance our web site, this will not ensure the realization by us of profits from operations.

     It is possible that selling shareholders will sell their shares, but we won't raise the minimum offering proceeds, in this offering. In that event, we will not have even the minimum anticipated proceeds of this offering in the amount of $20,000 available for payment of the unpaid expenses of this offering, general and administrative expenses, acquisition of a limited inventory of posters, marketing and working capital. If this offering is unsuccessful, we will employ our best efforts to limit administrative and other operating expenses and endeavor to enhance and improve our web site and initiate our proposed integrated marketing campaign utilizing revenue from operations in order to increase our sales. We believe that our possible inability to raise the minimum proceeds will delay, but not prevent us from commencing, the proposed integrated marketing campaign. To the extent to which our proposed marketing campaign is delayed and sales fail to increase in accordance with projections, we will, in turn, be delayed in our efforts to realize profits from operations.

Milestones
----------

     In order to become fully-operational and profitable, we must expand our fine art poster inventory, thoroughly market the "Posteralley.com" brand name and our services as a provider of quality and authentic fine art posters and enhance our web site so that it is considered the premier web site in the poster industry. We will pursue these steps with the funds raised in this offering of common stock, if any. Funds generated from this offering will be used for the above-described purposes in addition to purchasing inventory and computer equipment and enhancing our web site. We have already begun selling fine art posters and have received limited revenues of $3,258 through September 30, 2000.


Results of Operations
---------------------



Year Ended September 30, 2000, Versus Period from Inception (July 19, 1999)
---------------------------------------------------------------------------
through September 30, 1999
--------------------------

Total revenue was $3,258 for the nine months ended September 30, 2000, as compared to total revenue of $-0- for the period from inception (July 19, 1999) through September 30, 1999. The limited revenue realized during the year ended September 30, 2000, is the result of our sale of a limited number of posters.

     We incurred a net loss of $(29,942) for the year ended September 30, 2000, as compared to a net loss of $(4,382) for the period from inception (July 19, 1999) through September 30, 1999, because of the factors described below. Operating expenses increased from $4,382 for the period from inception (July 19, 1999) through September 30, 1999, to $30,107 for the year ended September 30, 2000. We experienced a sizeable increase in all operating expenses except stock-based compensation for the year ended September 30, 2000, as compared to the period from inception through September 30, 1999. The largest increase was in professional fees, which increased 1,178% from $1,500 for the year ended September 30, 2000, to $17,673 for the period from inception through September 30, 1999.

Financial Condition, Liquidity and Capital Resources
----------------------------------------------------

     As of September 30, 2000, we had minimal total assets in the amount of $90,395, including $62,448 in cash, inventory valued at cost of $26,606 and equipment (less accumulated depreciation) of $1,341, and total liabilities of $3,813. As of September 30, 1999, we had minimal total assets, including cash of $3,260 and prepaid expenses of $4,900 and total liabilities of $11,500. As a result of our having minimal assets and a deficit accumulated during the development stage of $(33,874) and $(4,382) as of September 30, 2000, and 1999, respectively, our total shareholders' equity (deficit) as of September 30, 2000, and 1999, was $86,582 and $(3,340), respectively. There can be no assurance that our financial condition will improve.

     Until the successful completion of our offering of common stock in June 2000 for gross proceeds of $125,300, we were funded exclusively with loans from Messrs. Scott M. Thornock and Bruce A. Capra, our two executive officers, directors and principal shareholders. Messrs. Thornock and Capra loaned an aggregate of $11,000 and $3,500, respectively, to Posteralley.com during the period from July 27, 1999, through March 3, 2000. Two of the loans were evidenced by unsecured Promissory Notes dated November 1, 1999, with each of Messrs. Thornock and Capra, as the holders, in the principal amounts of $9,500 and $3,500, respectively, bearing interest at the rate of 8% per annum, due November 1, 2000. A third loan was evidenced by an unsecured Promissory Note dated March 3, 2000, with Mr. Thornock, as the holder, in the principal amount of $1,500, bearing interest at the rate of 8% per annum, due November 1, 2000. On May 31, 2000, Posteralley.com repaid the $14,500 principal balance of all of the outstanding promissory notes together with accrued interest totaling $825 out of the proceeds of our offering of common stock completed in June 2000. Additionally, during September 2000, Mr. Thornock paid expenses on behalf of Posteralley.com totaling $375.

     Net cash used in operating activities was $(50,640) for the year ended September 30, 2000, primarily, because of the net loss of $(29,492) incurred and accounts receivable, prepaids and inventory of $(26,606), offset, primarily, by the value of office space contributed by our President ($3,000) and accounts payable and accrued expenses of $(2,313). For the year ended September 30, 2000, net cash used in investing activities and net cash provided by financing activities was $(1,486) and $111,314, respectively. Cash increased by $59,118 from $3,260 at the beginning of the period to $62,448 at the end of the period, because of the above-described factors.


Inflation

     We believe that inflation has not had a material impact on our business.


Seasonality

     We do not believe that our business is seasonal.

                                   MANAGEMENT

Directors and Executive Officers

     Set forth below are the names, ages, positions with Posteralley.com and business experience of the directors and executive officers of Posteralley.com.

       Name                 Age                             Title
-------------------        ----                ---------------------------------
Scott M. Thornnock*         41                 President, Treasurer and Director

Bruce A. Capra*             46                 Secretary and Director
-------------------

     * The above-named persons may be deemed to be our "parents" and "promoters," as those terms are defined in the General Rules and Regulations under the Securities Act of 1933.

General

     Our directors are elected to hold office until the next annual meeting of shareholders and until their respective successors have been elected and qualified. Our executive officers are elected by the Board of Directors and hold office until resignation or removal by the Board of Directors. Messrs. Thornock and Capra are each expected to devote approximately 15% of their time to the business and affairs of Posteralley.com. Set forth below under "Business Experience" is a description of the business experience of Messrs. Thornock and Capra. Except as otherwise indicated below, all organizations with which each executive officer and director is or has been previously employed, affiliated or otherwise associated, are not affiliated with us.

Family Relationships

     There is no family relationship between Mr. Scott M. Thornock, our President/Treasurer and a director of Posteralley.com, and Mr. Bruce A. Capra, our Secretary and a company director.

Business Experience


     Scott M. Thornock has approximately fifteen years of experience in the real
     -----------------
estate development business and in the management of a number of private and public, start-up companies. He has served as the President, the Treasurer and a director of Posteralley.com since our inception on July 19, 1999. Mr. Thornock has served as the Secretary, the Treasurer and a director of JDLphotos.com, Inc., since the company's organization on March 15, 2000. JDLphotos.com, a private company engaged in marketing, online and via juried art shows, matted, framed prints of the photographs of Mr. James J. DeLutes, an award-winning photographer, recently filed a Regulation A Offering Statement with the Securities and Exchange Commission for the purpose of raising capital pursuant to Regulation A under the Securities Act of 1933. He has served as the Chief Executive Officer, since October 16, 2000, and as the President, from the date of the company's inception on January 13, 1999, through October 15, 2000, of Nicklebys.com, a publicly-held, Denver, Colorado, corporation engaged in the marketing and sale of fine art, antiques and collectibles via online and live auctions and retail sales. Since Nicklebys.com's organization on January 13, 1999, he has served as the Chief Financial Officer, the Secretary and a director of the company. Nicklebys.com commenced a common stock offering pursuant to Rule 504 of Regulation D under the Securities Act of 1933 on March 17, 2000, that was successfully completed on September 11, 2000. Since August 27, 1999, Mr. Thornock has served as the Secretary/Treasurer of Celebrity Sports Network, Inc., a privately-held, Littleton, Colorado, company engaged in the promotion of professional athletes as motivational speakers via the Internet and the sponsorship of motivational seminars, which is seeking to raise capital publicly. He served as a director of Perseus Art Group, Inc., a public Colorado corporation, from the date of Perseus Art Group's inception on June 26, 1998, until his resignation on May 12, 1999, and as the Vice President, the Chief Financial Officer and the Secretary of Perseus Art Group from June 30, 1998, until his resignation from these positions on May 12, 1999. Perseus Art Group conducted an offering of common stock pursuant to Rule 504 commencing July 10, 1998, that was completed successfully on October 24, 1998. Mr. Thornock served as the President, the Chief Executive Officer, the Treasurer and a director of Triad Development Corp., a publicly-held Colorado corporation, from the date of its inception on October 31, 1997, through the date of his resignation on April 2, 1999. On November 19, 1997, Triad Development commenced a common stock offering pursuant to Rule 504 that was successfully completed on October 1, 1998. He served as the President, the Chief Executive Officer, the Treasurer, the Chief Financial Officer and a director of Perfection Development Corporation from April 18, 1997, the date of the organization of the company, through October 2, 1998, on which date he resigned as an executive officer and director. Perfection Development conducted an offering pursuant to Rule 504 commencing on May 2, 1997, that was successfully completed. Mr. Thornock served as the Vice President, the Chief Financial Officer, the Secretary and a director of Thor Management Group, Inc., from the date of that company's inception on January 9, 1998, through June 19, 1998, on which date he resigned his positions as an executive officer and director of the company. He served as the President, the Chief Executive Officer and a director of Pegasus Development Group, Inc., a publicly-held Colorado corporation, from the date of its organization on December 23, 1996, through October 22, 1997, on which date Mr. Thornock resigned as executive officer and director of the company. Commencing on January 16, 1997, Pegasus Development Group conducted an offering of common stock pursuant to Rule 504 that was completed successfully on March 6, 1997. He has been the sole owner and managing member of Paragon Real Estate and Development, L.L.C., a Denver, Colorado-based residential real estate development, brokerage and business consulting firm that has performed administrative supervision, financial management and other services for, among others, thirty-five Colorado limited liability companies of which Mr. Thornock has been the founder, the manager and a member, since he founded the company in March 1996. These thirty-five limited liability companies, including Paragon Development I-IV, L.L.C., Paragon Development VI-XII, L.L.C., Paragon Development XIV-XXXV, L.L.C., 32-5, L.L.C., and Paragon Investment Group, I, L.L.C., have raised capital from time-to-time over the past approximately five years for the purposes of acquiring, developing, constructing and/or brokering multi-family, residential properties located in Denver, Boulder, Longmont and Vail, Colorado. Twenty of these companies are operating currently. Mr. Thornock has held a real estate brokers license in the State of Colorado since December 1995. He received a Bachelor of Arts degree in history and a Masters degree in business management from the University of Colorado, Boulder, Colorado, in 1982 and 1994, respectively.

Bruce A. Capra has served as the Secretary and a director of
     --------------
Posteralley.com since its inception on July 19, 1999. Since October 16, 2000, he has served as the President and, from the date of the company's inception on January 13, 1999, through October 15, 2000, Mr. Capra served as the Chief Executive Officer, of Nicklebys.com, Inc., a publicly-held, Denver, Colorado, corporation engaged in the marketing and sale of fine art, antiques and collectibles via online and live auctions and retail sales. He has served as the Chairman of the Board of Directors of Nicklebys.com since the organization of the company on January 13, 1999. He was employed, from 1988 until his resignation on March 1999, as the General Manager and the Director of Sales,

Marketing and Advertising for American Design, Ltd., an Aurora, Colorado, corporation specializing in the publication of fine art that has eleven retail outlets located in California, Colorado and New Mexico. American Design, which is today recognized as one of the largest wholesale fine art publishing firms in the United States, realized gross revenues of approximately $12,000,000 during its most recent fiscal year. Mr. Capra served as the President, the Chief Executive Officer and a director of Perseus Art Group, a publicly-held
Colorado corporation, from June 26, 1998, until his resignation from these positions with Perseus Art Group on May 12, 1999. He was the founder and served as the President, a director and the sole owner of Nickleby's Auction Gallery Ltd., Arvada, Colorado, an auction liquidation company specializing in fine art, antiques and collectibles, from 1992 through January 15, 1999, on which date Nicklebys.com purchased all of the outstanding common stock of Nickleby's Auction Gallery. Mr. Capra founded and served as the President, from 1981 until the sale of the business in 1988, of Image Tech Inc., Denver, Colorado, a fine art serigraph printing company specializing in printing and publishing fine art and commercial signage and, during Mr. Capra's tenure, printed limited edition fine art prints for internationally known artists such as Andy Warhol, Roy Liechtenstein, Earl Biss and others. Prior to that time, from 1979 through 1982, he owned and operated The Mushroom Gallery, Ltd., an art gallery located in Denver, Colorado. Mr. Capra attended Missouri Auction School in 1988 and is a licensed auctioneer in the States of California, Colorado, Nevada and Texas. He is also a certified personal property appraiser and a member of the Certified Appraisers Guild of America.

Executive Compensation

     Messrs Scott M. Thornock and Bruce A. Capra, our executive officers and directors, have served as part-time employees of Posteralley.com since our inception. No cash compensation has been awarded to, earned by or paid to either individual for all services rendered in all capacities to Posteralley.com during the period from the date of our organization on July 19, 1999, through September 30, 2000, the end of our last fiscal year. For the foreseeable future, Mr. Capra will receive no compensation in any form for his services rendered in all capacities to Posteralley.com. Since January 1, 2001, Mr. Thornock has been receiving a salary of $18,000 per annum. On July 19, 1999, we issued and sold to Messrs. Thornock and Capra 3,240,000 shares, and 360,000 shares, respectively, of common stock (a total of 3,600,000 shares) for services performed in organizing Posteralley.com valued at $324 and $36, respectively ($.0001 per share). We anticipate that, at the time, if ever, as our financial position permits, Messrs. Thornock and Capra and any other executive officers and/or directors of Posteralley.com will receive reasonable salaries and other appropriate compensation, such as bonuses, coverage under medical and/or life insurance benefits plans and participation in stock option and/or other profit sharing or pension plans, for services as executive officers of Posteralley.com. Neither Mr. Thornock nor Mr. Capra holds any option to purchase any securities of Posteralley.com. The executive officers and directors of Posteralley.com plan to devote only the time to our business and affairs that each deems necessary.

     We do not provide our officers or employees with pension, stock appreciation rights, long-term incentive or other plans and have no intention of implementing any of these plans for the foreseeable future. In the future, we may offer stock options to employees, non-employee members of the Board of Directors and/or consultants; however, no options have been granted as of the date of this report. It is possible that in the future we may establish various executive incentive programs and other benefits, including reimbursement for expenses incurred in connection with Posteralley.com's operations, company automobiles and life and health insurance, for our executive officers and directors, but none has yet been granted. The provisions of these plans and benefits will be at the discretion of our Board of Directors.

     Under Colorado law and pursuant to our Articles of Incorporation, we may indemnify our officers and directors for various expenses and damages resulting from their acting in those capacities and as directors of a subsidiary. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers or directors of Posteralley.com pursuant to those provisions, our counsel has informed us that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable.


Compensation of Directors

     Our directors receive no compensation pursuant to any standard arrangement for their services as directors.

Employment Agreements


     We have no employment agreements with Mr. Scott M. Thornock, the President, the Treasurer and a director of Posteralley.com, or Mr. Bruce A. Capra, a director of Posteralley.com and our Secretary. In the future, we may enter into employment agreements with the foregoing and/or future executive officers of Posteralley.com.

Indemnification

     Our Articles of Incorporation include provisions to indemnify our officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement in connection with threatened, pending or completed suits or proceedings against those persons by reason of serving or having served as officers, directors or in other capacities, except in relation to matters with respect to which they shall be determined not to have acted in good faith and in the best interests of Posteralley.com. With respect to matters as to which our officers, directors and others are determined to be liable for misconduct or negligence, including gross negligence, in the performance of their duties to Posteralley.com, our Articles of Incorporation provide for indemnification only to the extent that the court in which the action or suit is brought determines that the person is fairly and reasonably entitled to indemnification for those expenses that the court deems proper. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers, directors or persons controlling us pursuant to the foregoing, we have been informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable.

Conflicts of Interest

     Our officers and directors are subject to the doctrine of corporate opportunities insofar as business opportunities in which we have expressed an interest as evidenced by resolutions appearing in our records and Minutes from time to time. All business opportunities within these designated areas of interest that come to the attention of the officers and directors of Posteralley.com are required to be promptly disclosed and made available to us. Any officer or director may avail himself of any of these opportunities only after the opportunity has been considered and rejected by Posteralley.com or is determined by the Board of Directors to be beyond the scope of our area of interest. However, any officer or director is not prohibited from maintaining a business existing prior to the time that it is designated as an area of interest to which the corporate opportunity doctrine applies.

     Both Messrs. Scott M. Thornock and Bruce A. Capra, who serve as our President/Treasurer and Secretary, respectively, and both of the directors and controlling shareholders of Posteralley.com, serve as executive officers, directors, founders and controlling shareholders of Nicklebys.com. Nicklebys.com is a publicly-held, online auctioneer of fine art, antiques and collectibles, including a very limited number of fine art posters. Additionally, both Messrs. Thornock and Capra are personal collectors of fine art, antiques and collectibles, including a variety of fine art posters. Because of the activities of Messrs. Thornock and Capra on behalf of Nicklebys.com and for their own accounts in the art business, both individuals may be subject to direct conflicts of interest and the corporate opportunities doctrine with respect to business opportunities that come to their attention. Mr. Thornock is the sole owner and managing member of Paragon Real Estate and Development, L.L.C., a Denver, Colorado-based residential real estate development, brokerage and business consulting firm that performs administrative supervision, financial management and other services for, among others, thirty-five Colorado limited liability companies of which Mr. Thornock is the founder, the manager and a member. Mr. Thornock is also the Vice President and a director of a closely-held, Colorado corporation that develops, constructs and remodels single and multi-family residences located in the Denver metropolitan area. Because of these and potential future associations and activities and because of the limited amount of time that Messrs. Thornock and Capra are able to devote to Posteralley.com, there are existing and potential conflicts of interest in their acting as our executive officers and directors.

     In minutes, we have adopted a policy that any contracts or other transactions with directors, officers and entities of which they are also directors or officers, or in which they have a financial interest, will be approved by a majority of the disinterested members of the Board of Directors or will be fair and reasonable to us. However, none of these transactions by Posteralley.com shall be affected or invalidated solely because of this relationship or interest of directors or officers. In addition, common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee appointed by the Board of Directors that approves the transaction. Our policy with respect to conflicts of interest involving directors, officers and their affiliates is consistent with Colorado law regarding the fiduciary duty of these persons to a corporation and its shareholders when engaged in interested transactions with the corporation. Generally, subject to the "business judgment rule," pursuant to which courts hesitate to interfere with the internal management of a corporation provided a fairly minimal degree of care has been exercised by the management in carrying out its responsibilities, directors, officers, controlling shareholders and other affiliates of a corporation owe duties of care and loyalty to the corporation that override their own self-interests in dealings with the corporation. Transactions between Posteralley.com and an affiliated party, if approved by a disinterested majority of the directors or by the shareholders, or if deemed to be fair to us, would be enforceable, valid obligations of Posteralley.com.


                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the ownership of our common stock as of the date of this prospectus and as adjusted to reflect the sale of the shares of common stock offered by this prospectus, by each shareholder known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock, each director and executive officer and all executive officers and directors as a group. Each shareholder has sole voting and investment power with respect to the shares he beneficially owns.


                                                                              Percent of Class
                                                                  ---------------------------------------------
                                            Shares                                          After Offering
        Name and Address of              Beneficially              Before            --------------------------
        Beneficial Owner                  Owned (1)               Offering           Minimum           Maximum

Scott M. Thornock (2)                       3,240,000               75.64%            74.77%             73.92%
650 South Cherry Street,
  Suite #310
Denver, Colorado  80246

Bruce A. Capra (2)                            360,000                8.41%             8.31%              8.21%
6343 Umber Circle
Golden, Colorado  80403

All Directors and Executive
Officers of Posteralley.com                 3,600,000               84.05%            83.08%             82.13%
as a Group (Two Persons)
-------------------


     (1) Based upon 4,283,200 shares of our common stock issued and outstanding as of the date of this prospectus.


     (2)   Executive   officer  and  member  of  the  Board  of   Directors   of
Posteralley.com.

                              SELLING SHAREHOLDERS

     The following table indicates:

     -    The name of each selling shareholder;

     - Any material relationship he, she or it has had to Posteralley.com within the last three years;

     - The number and percentage of shares of common stock owned by the selling shareholder prior to this offering;

     -    The  number  of  shares   being   offered  for  sale  by  the  selling
          shareholder; and

     - The number of shares of common stock and the percentage of the total shares of common stock outstanding that will be held if all shares offered are sold.



                                                  Shares                     Shares        Shares
  Selling Shareholders                            Owned                       Owned         Owned
         and                  Relationship       Prior to                     Being         After
    Warrantholders            to Company         Offering      Per Cent      Offered       Offering     Per Cent
-----------------------       ----------         --------      --------      -------       --------     --------

Daniel R. Albright               N/A               4,000            .09        4,000          -0-         0.00

Lucy Barnett                     N/A                 400            .01          400          -0-         0.00

Rick Carollo                     N/A                 400            .01          400          -0-         0.00

Rick Clark                       N/A                 400            .01          400          -0-         0.00

James J. Delutes                 N/A              16,000            .37       16,000          -0-         0.00

Robert W. Donnelly               N/A              10,000            .23       10,000          -0-         0.00

Pamela Duckworth                 N/A                 400            .01          400          -0-         0.00

Kirk Eberl                       N/A              20,000            .47       20,000          -0-         0.00

Richard M. Engeman               N/A              12,000            .28       12,000          -0-         0.00

David H. Engleberg               N/A              10,000            .23       10,000          -0-         0.00

J. Peter Garthwaite              N/A              40,000            .93       40,000          -0-         0.00

Douglas Granger                  N/A              20,000            .47       20,000          -0-         0.00

James B. Keech                   N/A              20,000            .47       20,000          -0-         0.00

James T. Kelly                   N/A               1,000            .02        1,000          -0-         0.00

Ross W. King                     N/A              20,000            .47       20,000          -0-         0.00

Paul Kummer                      N/A                 400            .01          400          -0-         0.00

                                       39

Douglas A. Lacy                  N/A              40,000            .93       40,000          -0-         0.00

Jeffery Lee                      N/A               8,000            .19        8,000          -0-         0.00

Jessica Lee                      N/A               8,000            .19        8,000          -0-         0.00

Cheryl Lucas                     N/A                 400            .01          400          -0-         0.00

Stephen M. McKay                 N/A              12,000            .28       12,000          -0-         0.00

Gordon K. Mizuhara               N/A               8,000            .19        8,000          -0-         0.00

William E. Moore                 N/A               8,000            .19        8,000          -0-         0.00

Paul G. Muransky                 N/A               8,000            .19        8,000          -0-         0.00

Rick Neitenbach                  N/A              10,000            .23       10,000          -0-         0.00

David Nelson                     N/A               6,000            .14        6,000          -0-         0.00

Matthew Nicholas                 N/A              12,000            .28       12,000          -0-         0.00

Daniel A. Nye                    N/A              40,000            .93       40,000          -0-         0.00

Bradley Parker                   N/A              20,000            .47       20,000          -0-         0.00

David R. Preston                 N/A               1,000            .02        1,000          -0-         0.00

Quantum Machinery
Sales, Inc.                      N/A               4,000            .09        4,000          -0-         0.00

Robert J. Ross                   N/A              20,000            .47       20,000          -0-         0.00

Bradley A. Scott                 N/A                 400            .01          400          -0-         0.00

Brent Smith                      N/A              20,000            .47       20,000          -0-         0.00

Mike Smith                       N/A                 400            .01          400          -0-         0.00

Perry St. Laurence               N/A               8,000            .19        8,000          -0-         0.00

Art Tanner                       N/A               1,000            .02        1,000          -0-         0.00

Connie Tanner                    N/A               5,800            .14        5,800          -0-         0.00

Jeanne Tanner                    N/A               1,000            .02        1,000          -0-         0.00

Mark Tanner                      N/A                 400            .01          400          -0-         0.00

Mark Tellinger                   N/A               4,000            .09        4,000          -0-         0.00

                                       40

Diana Thornock                   N/A               4,000            .09        4,000          -0-         0.00

Roana Thornock                   N/A                 400            .01          400          -0-         0.00

Amy Towner                       N/A                 400            .01          400          -0-         0.00

Clifton R. Venerable             N/A              16,000            .37       16,000          -0-         0.00

C. Edward Venerable              N/A               2,000            .05        2,000          -0-         0.00

Richard Volpe                    N/A               1,000            .02        1,000          -0-         0.00

John Wallrath                    N/A               4,000            .09        4,000          -0-         0.00

Karl White                       N/A               8,000            .19        8,000          -0-         0.00

Chris Zueger                     N/A              12,000            .28       12,000          -0-         0.00

Darren J. Zueger                 N/A               4,000            .09        4,000          -0-         0.00

Paul J. Zueger                   N/A              20,000            .47       20,000          -0-         0.00


Plan of Distribution
--------------------

     The shares of common stock may be offered and sold from time to time by the selling shareholders or by pledgees, donees, transferees or other successors in interest. The selling shareholders will act independently of Posteralley.com in making determinations with respect to the timing, manner and size of each offer or sale. These sales may be made on the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market prices, or in negotiated transactions.

     The selling shareholders may sell shares of common stock in any of the following ways:

     -    Through dealers;

     -    Through agents; or

     -    Directly to one or more purchasers.

The distribution of the shares of common stock may be effected from time to time in one or more transactions (which may involve crosses or block transactions) in the over-the-counter market. Any transaction may be effected at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices. The selling shareholders may effect transactions by selling shares of common stock to or through broker-dealers, and the broker-dealers may receive compensation in the form of discounts, concessions or commissions from selling shareholders and/or commissions from purchasers of shares of common stock for whom they may act as agent. The selling shareholders and any broker-dealers or agents that participate in the distribution of common stock by them might be deemed to be underwriters and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

     In offering the shares of common stock, the selling shareholders and any broker-dealers and any other participating broker-dealers that execute sales for the selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with the sales. Furthermore any profits realized by the selling shareholders and the compensation of the broker-dealers may be deemed to be underwriting discounts and commissions. In addition, any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     Rule 10b-2 under the Securities Exchange Act of 1934, prohibits persons who are participating in or financially interested in a distribution of securities from making payments to another person for the solicitation of a third party to purchase the securities that are the subject of the distribution. However, Rule 10b-2 does not apply, among other exceptions, to brokerage transactions not involving the solicitation of customer orders. Rule 10b-6 under the Securities Exchange Act prohibits participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 10b-7 governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.

     The public offering of the common stock by the selling shareholders will terminate on the date on which all shares of common stock offered pursuant to this prospectus have been sold by the selling shareholders, or on the earlier date on which Posteralley.com files a post-effective amendment that de-registers all shares of common stock then remaining unsold.

     Posteralley.com will pay certain expenses incidental to the offering and sale of the shares of common stock to the public estimated to be approximately $20,500. Posteralley.com will not pay for, among other expenses, selling expenses, underwriting discounts or fees and expenses of counsel for the selling shareholders.

     To the extent required at the time a particular offer of common stock by the selling shareholders is made, a supplement to this prospectus will be distributed that will set forth:

     - The number of shares of common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents;

     - The purchase price paid by any underwriter for shares of common stock purchased from the selling shareholders;

     - Any discounts, commissions and other items constituting compensation from the selling shareholders; and

     - Any discounts, commissions or concessions allowed or re-allowed to dealers, including the proposed selling price to the public.

     Posteralley.com will not receive any of the proceeds from the sale of shares of common stock by the selling shareholders.


                              CERTAIN TRANSACTIONS

     On July 19, 1999, we issued and sold 3,240,000 shares, and 360,000 shares, of common stock (an aggregate of 3,600,000 shares of common stock) to Messrs. Scott M. Thornock and Bruce A. Capra, respectively, in consideration for services performed by each individual in connection with our organization valued at $324 and $36, respectively (a total of $360), at the rate of $.0001 per share. Messrs. Thornock and Capra serve as both of our executive officers and directors and together own of record and beneficially 3,600,000 shares, representing approximately 84.1% of the total number of issued and outstanding shares, of our common stock as of the date of this report.

     Messrs. Thornock and Capra loaned an aggregate of $11,000 and $3,500, respectively, to Posteralley.com during the period from July 27, 1999, through March 3, 2000; which loans were evidenced by unsecured promissory notes dated November 1, 1999, with each of Messrs. Thornock and Capra, as the holders, in the principal amounts of $9,500 and $3,500, respectively, bearing interest at the rate of 8% per annum, due November 1, 2000. The loans were also evidenced by an unsecured promissory note dated March 3, 2000, with Mr. Thornock, as the holder, in the principal amount of $1,500, bearing interest at the rate of 8% per annum, due November 1, 2000. On May 31, 2000, we repaid the $14,500 principal balance of all of the outstanding promissory notes together with accrued interest totaling $825 out of the proceeds of our offering of common stock completed in June 2000.

     Since October 1, 1999, we have maintained our offices rent-free at the business offices of Paragon Real Estate & Development, L.L.C., an affiliated company of which Mr. Scott M. Thornock, the President/Treasurer, a director and an approximate 75.6% shareholder of Posteralley.com, is the sole owner and operating manager. The offices have been located at 650 South Cherry Street, Suite #310, Denver, Colorado 80246, since October 2000 and, prior to that time, at 1422 Delgany Street, Suite #12, Denver, Colorado 80202. The $250 per month value of the office space provided by Paragon Real Estate & Development is included in Posteralley.com's financial statements that commence on page F-1 of this prospectus as rent expense with a corresponding credit to contributed capital.

     During September 2000, Mr. Thornock paid expenses on behalf of Posteralley.com totaling $375; which sum is reflected in the accompanying financial statements as due to officer. Because of their present management positions with, organizational efforts on behalf of, and percentage share ownership in, Posteralley.com, Messrs. Thornock and Capra may be deemed to be our "parents" and "promoters," as those terms are defined in the Securities Act of 1933 and the applicable Rules and Regulations under the Securities Act of 1933. Because of the above-described relationships, transactions between and among Posteralley.com and Messrs. Thornock and Capra, such as our sale of common stock to each of them as described above, should not be considered to have occurred at arm's-length.

     On July 26, 1999, we issued and sold 182,000 shares, representing approximately 4.3% of the aggregate number of issued and outstanding shares, of our common stock, to Cudd & Associates, 1120 Lincoln Street, Suite #1507, Denver, Colorado 80203, the sole proprietorship owned by Patricia Cudd, Esq., that has acted as our counsel since our inception on July 19, 1999. Cudd & Associates received said shares of common stock in consideration for the performance of certain legal services in connection with our organization valued at $182 ($.001 per share).


                                PLAN OF OFFERING

     We are offering to the public 100,000 shares of common stock on a "$25,000 minimum - $50,000 maximum" basis at a purchase price of $.50 per share. Our executive officers and directors will conduct the offering as our agents pursuant to the exemption for an associated person of an issuer of securities deemed not to be a broker pursuant to Regulation section 240.3a4-1 under the Securities Exchange Act of 1934. This offering is a self-underwritten offering and, accordingly, is not being conducted by a broker-dealer that is a member of, and subject to the Conduct Rules regarding securities distributions promulgated by, the National Association of Securities Dealers, Inc. Accordingly, investors in the shares of common stock being offered by this prospectus will not be afforded the protections of certain of the NASD Conduct Rules applicable only to broker-dealers that are members of the NASD. The NASD Conduct Rules regulate activities such as communications with the public, transactions with customers, permissible commissions, the manner of distribution of securities and the maintenance of records, among other things.

     We will use our best efforts to find purchasers for the shares offered by this prospectus within a period of 90 days from the date of the prospectus, subject to an extension for an additional period not to exceed 90 days. The criterion that we will use in determining whether to extend the offering period beyond 90 days is our management's reasonable belief that the maximum offering could be achieved if we were to extend the offering. If we are unable to sell at least 50,000 shares of common stock within the offering period, then the offering will terminate and we will promptly refund all funds to the subscribers in full, without interest or deduction for expenses relating to the offering.

     We will promptly transmit all funds received during the offering period, pursuant to the terms of the fund escrow agreement dated December 11, 2000, to Citywide Banks, N.A., 8101 East Belleview Avenue, Denver, Colorado 80237. The funds maintained in escrow will not be subject to our creditors or expended for the expenses of this offering. The purchasers of common stock, if any, will be deemed subscribers for the shares of common stock, and not our shareholders, until such time as the funds have been released from escrow and the shares of common stock delivered to the purchasers of the common stock. The funds in escrow will be held for the benefit of those subscribers until released to the purchasers of shares of common stock; who will not receive stock certificates unless and until the funds are released from escrow. During the escrow period, subscribers will have no right to demand the return of their subscriptions.

     After 50,000 shares of common stock have been sold, the offering will continue, but without any refund or escrow provisions, until all 100,000 shares of common stock offered are sold, until 90 days, or 180 days if the offering period is extended, from the date of this prospectus or until we terminate the offering, whichever event shall occur first. There are no arrangements for the refund of the proceeds that may be received from the sale of any shares of common stock in addition to the first 50,000 shares sold. We may terminate the offering at any time prior to the closing if the sale, payment for or delivery of the common stock is rendered impractical or inadvisable for any reason.


                            DESCRIPTION OF SECURITIES

Description of Capital Stock
-------------+---------------

     Our authorized capital stock consists of 30,000,000 shares of common stock and 3,000,000 shares of preferred stock. We currently have 55 shareholders of record of our 4,283,200 outstanding shares of common stock.

Description of Common Stock
---------------------------

     All shares of common stock have equal voting rights and, when validly issued and outstanding, are entitled to one vote per share in all matters to be voted upon by shareholders. The shares of common stock have no preemptive, subscription, conversion or redemption rights and may be issued only as fully-paid and nonassessable shares. Cumulative voting in the election of directors is not permitted; which means that the holders of a majority of the issued and outstanding shares of common stock represented at any meeting at which a quorum is present will be able to elect the entire Board of Directors if they so choose. In that event, the holders of the remaining shares of common stock will not be able to elect any directors. In the event of our liquidation, each shareholder is entitled to receive a proportionate share of our assets available for distribution to shareholders after the payment of liabilities and after distribution in full of preferential amounts, if any, to be distributed to holders of the preferred stock. All shares of our common stock issued and outstanding are fully-paid and nonassessable.

     Dividend Policy. Holders of shares of common stock are entitled to share
     ---------------
pro rata in dividends and distributions with respect to the common stock when, as and if declared by the Board of Directors out of funds legally available for these dividends and distributions, after requirements with respect to preferential dividends on, and other matters relating to, the preferred stock, if any, have been met. We have not paid any dividends on our common stock and intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy is subject to the discretion of the Board of Directors and will depend upon a number of factors, including our future earnings, capital requirements and financial condition.


     Transfer Agent and Registrar. The transfer agent and registrar for our
     -----------------------------
common stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite #430, Denver, Colorado 80209.

Description of Preferred Stock
------------------------------



     Shares of preferred stock may be issued from time to time in one or more series as may be determined by the Board of Directors. The voting powers and preferences, the relative rights of each of these series and the qualifications, limitations and restrictions of each series shall be established by the Board of Directors, except that no holder of preferred stock shall have preemptive rights. We have no shares of preferred stock outstanding, and the Board of Directors has no plan to issue any shares of preferred stock for the foreseeable future unless the issuance of the preferred stock shall be in our best interests. The issuance of any shares of preferred stock having rights superior to those of our common stock may result in a decrease in the value or market price of our common stock, provided a market exists, and, additionally, could be used by the Board of Directors as an anti-takeover measure or device to delay, defer or prevent a change in control of Posteralley.com.



                                  LEGAL MATTERS

     Cudd & Associates, 1120 Lincoln Street, Suite #1507, Denver, Colorado 80203, will pass upon certain legal matters in connection with the validity of the issuance of the shares of common stock.


                                     EXPERTS

     Cordovano and Harvey, P.C., independent certified public accountant, has audited the Financial Statements of Posteralley.com, for the periods and to the extent set forth in its report, which are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                     (OUTSIDE BACK COVER PAGE OF PROSPECTUS)

              TABLE OF CONTENTS                            POSTERALLEY.COM, INC.

Item                                             Page
----                                             ----


PROSPECTUS SUMMARY...........................      2
  The Company................................      2
  The Offering...............................      2             601,200 Shares
  Selected Financial Information.............      2             of Common Stock
                                                                   __________
CAPITALIZATION...............................      3


RISK FACTORS.................................      3

Risk Factors Related to Our Business.........      3
We Are a Development-Stage Company with
  Limited Prior Business Operations and We
  May Not Be Able to Establish Ourselves
  As a Going Concern.........................      3
We Have Realized Very Little Revenue and
  No Earnings, and We May Not Be Able to
  Achieve Profitable Operations in the
  Future.....................................      3
We Expect Significant Increases in Our
  Costs and Expenses to Result in Continuing
  Losses for at Least the Next Year..........      4
We Have Limited Assets and Working
  Capital and Minimal Shareholders' Equity
  And, if Our Financial Condition Does Not
  Improve, We Will Cease Operations and
  Our Shareholders Will Lose Their Entire
  Investment.................................      4
Because We Will Need to Raise Additional
  Funds and These Funds May Not Be
  Available to Us When We Need Them, We
  May Need to Change Our Business Plan,
  Sell or Merge Our Business or Face
  Bankruptcy.................................      4
We May Not Succeed in Establishing the
  Posteralley.com Brand, Which Would
  Adversely Affect Customer Acceptance
  and Our Revenues...........................      5
We Depend on Our Ability to Build and
  Maintain Relationships with Our Suppliers
  to Obtain Sufficient Quantities of Quality
  Merchandise on Acceptable Commercial
  Terms......................................      5

Our Systems and Operations, and Those of
  Our Suppliers and Shippers, Are Vulnerable
  To Natural Disasters and Other Unexpected
  Problems, Which Could Reduce Customer
  Satisfaction and Harm Our Sales............      5

We Face the Risk of Systems Interruptions
  and Capacity Constraints on Our Web Site,
  Possibly Resulting in Losses of Revenue,
  Erosion of Customer Trust and Adverse
  Publicity..................................      6
Our Executive Officers and Directors Are
  Our Only Two Employees, Devote Only
  15% of their Time to Our Business and
  Are Not Bound by Employment
  Agreements.................................      6
We Must Enter into Strategic Relationships
  to Help Promote Our Web Site and, if We
  Fail to Develop, Maintain or Enhance
  These Relationships, We May Not Be Able
  to Attract and Retain Customers, Build Our
  Posteralley.com Brand and Enhance Our
  Sales and Marketing Capabilities...........      6
The Direct Conflicts of Interest of Our
  Executive Officers and Directors as a
  Result of Their Positions with
  Nicklebys.com and Personal Dealings May
  Have a Negative Impact on Our Operations
  and Prospective Shareholders...............      7
We May Be Unable to Achieve Profitability
  with the Limited Number of Products We
   Have for Sale.............................      7
The Success of Our Business Depends on
  Attracting and Retaining a Large Number
  of Potential Customers.....................      7
Competition from Traditional and Online
  Retailers May Result in Price Reductions
  and Decreased Demand for Our Products......      7
We May Be Unable to Adequately Protect
  or Enforce Our Intellectual Property
  Rights.....................................      8

Risks Related to Internet Commerce...........      8
We Depend on Continued Use of the
  Internet, and if the Use of the Internet
  Does Not Develop as We Anticipate, Our
  Sales May Not Grow.........................      8

If the Online Market for Fine Art Fails to
  Gain Widespread Acceptance, Our
  Business May Fail..........................      9
If We Fail to Prevent Online Commerce
  Security Breaches, Our Business Could Be
  Harmed by Damage to Our Reputation,
  Exposure to a Risk of Loss or Litigation
  and Possible Liability, Misappropriations
  of Proprietary Information and
  Interruptions In Operations................      9
We Must Respond to Rapid Technological
  Changes to Better Serve Our Customers
  and Meet Their Expectations................      9
Governmental Regulation of the Internet
  and Data Transmission Over the Internet
  May Negatively Affect Our Customers and
  Result in a Decrease in Demand for Our
  Products, Which Would Cause a Decline in
  Our Sales..................................      9

Risk Factors Related to This Offering........     10
Because Our Management Will Continue to
  Control Posteralley.com, They Will Be
  Able to Determine the Outcome of All
  Matters Requiring Approval of Our
  Shareholders...............................     10
There Is No Public Market for Our Common
  Stock and the Offering Price is Arbitrary..     10
Our Stock Price Will Fluctuate after This
  Offering, Which May Result in Substantial
  Losses for Investors.......................     10


The Proceeds of This Offering May Be
  Inadequate to Sustain Our Continued
  Operation..................................     11
A Total of 601,200 Shares, or 13.7%, of Our
  Total  Outstanding  Shares After the
  Offering Will Be  Immediately  Resaleable
  Without  Restriction and a Total of
  3,782,000  Shares,  or 86.3%, of Our Total
  Outstanding  Shares after the Offering Are
  Restricted  from Immediate  Resale,
  But May Be Sold into the Market Pursuant
  to Rule 144................................     11
New Shareholders Will Incur Substantial
  Dilution of Approximately $.47 Per Share
  as a Result of This Offering...............     11

DETERMINATION OF OFFERING
PRICE........................................     11

ADDITIONAL INFORMATION.......................     12

DILUTION.....................................     12

USE OF PROCEEDS..............................     14

BUSINESS.....................................     15
  General....................................     15
  Inventory and Consigned Posters............     16
  Online Retailing of Posters................     17
  The Internet and Electronic Commerce.......     18
  Marketing..................................     19
  Fulfillment and Distribution...............     19
  Customer Service...........................     19
  Technology and Network Operations..........     20
  Competition................................     21
  Intellectual Property......................     22
  Government Regulation......................     22
  Employees and Consultants..................     23
  Facilities.................................     23
  Legal Proceedings..........................     23

PLAN OF OPERATION............................     23

MANAGEMENT...................................     25
  Directors and Executive Officers...........     25
  General....................................     25
  Family Relationships.......................     25
  Business Experience........................     26
  Executive Compensation.....................     27
  Compensation of Directors..................     28
  Employment Agreements......................     28
  Indemnification............................     28
  Conflicts of Interest......................     28

PRINCIPAL SHAREHOLDERS.......................     29

SELLING SHAREHOLDERS.........................     30

CERTAIN TRANSACTIONS.........................     33

PLAN OF OFFERING.............................     34

DESCRIPTION OF SECURITIES....................     35
  Description of Capital Stock...............     35
  Description of Common Stock................     35         __________________
  Dividend Policy............................     35
  Transfer Agent and Registrar...............     35             PROSPECTUS
  Description of Preferred Stock.............     35         __________________

LEGAL MATTERS................................     36

EXPERTS......................................     36

Until __________ __, 2001 (90 days after the date this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.


     Article VII of our Articles of Incorporation includes provisions to indemnify our officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement in connection with threatened, pending or completed suits or proceedings against these persons by reason of serving or having served as officers, director or in other capacities, except in relation to matters with respect to which said persons shall be determined not to have acted in good faith and in our best interests. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our officers, directors or controlling persons pursuant to the foregoing, we have been informed that in the opinion of the Securities and Exchange Commission indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.


     Our Articles of Incorporation provide for (i) the elimination of directors' liability for monetary damages for certain breaches of their fiduciary duties to us and our shareholders as permitted by Colorado law; and (ii) permit the indemnification by us to the fullest extent under Colorado law. At present, there is no pending litigation or proceeding involving a director or officer of Posteralley.com as to which indemnification is being sought.


     Sections 7-109-101 through 7-109-110 of the Colorado Business Corporation Act provide for the indemnification of the officers, directors and controlling persons of a corporation as follows:


     Section 7-109-101 Definitions. As used in this article:

     (1) "Corporation" includes any domestic or foreign entity that is a predecessor of a corporation by reason of a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

     (2) "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, an officer, an agent, an associate, an employee, a fiduciary, a manager, a member, a partner, a promoter, or a trustee of, or to hold any similar position with, another domestic or foreign corporation or other person or of an employee benefit plan. A director is considered to be serving an employee benefit plan at the corporation's request if the director's duties to the corporation also impose duties on, or otherwise involve services by, the director to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

     (3) "Expenses" includes counsel fees.

     (4) "Liability" means the obligation incurred with respect to a proceeding to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses.

     (5) "Official capacity" means, when used with respect to a director, the office of director in a corporation and, when used with respect to a person other than a director as contemplated in section 7-109-107, the office in a corporation held by the officer or the employment, fiduciary, or agency relationship undertaken by the employee, fiduciary, or agent on behalf of the corporation. "Official capacity" does not include service for any other domestic or foreign corporation or other person or employee benefit plan.

     (6) "Party" includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

     (7) "Proceeding" means and threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

     7-109-102. Authority to indemnify directors.

     (1) Except as provided in subsection (4) of this section, a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if:

          (a) The person conducted himself or herself in good faith; and

          (b) The person reasonably believed:

               (I) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and

               (II) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

          (c) In the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

     (2) A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in or beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (II) of paragraph (b) of subsection (1) of this section. A director's conduct with respect to an employee benefit plan for a purpose that the director did not reasonably believe to be in the interests of the participants in or beneficiaries of the plan shall be deemed not to satisfy the requirements of paragraph (a) of subsection (1) of this section.

     (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

     (4) A corporation may not indemnify a director under this section:

          (a) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

          (b) In connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

     (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

     7-109-103. Mandatory indemnification of directors. Unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

     7-109-104. Advance of expenses to directors.

     (1) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

          (a) The director furnishes to the corporation a written affirmation of the director's good faith belief that he or she has met the standard of conduct described in section 7-109-102;

          (b) The director furnishes to the corporation a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct; and

          (c) A determination is made that the facts then known to those making the determination would not preclude indemnification under this article.

     (2) The undertaking required by paragraph (b) of subsection (1) of this section shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

     (3) Determinations and authorizations of payments under this section shall be made in the manner specified in section 7-109-106.

     7-109-105. Court-ordered indemnification of directors.

     (1) Unless otherwise provided in the articles of incorporation, a director who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:

          (a) If it determines that the director is entitled to mandatory indemnification under section 7-109-103, the court shall order indemnification, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification.

          (b) If it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in section 7-109-102 (1) or was adjudged liable in the circumstances described in section 7-109-102 (4), the court may order such indemnification as the court deems proper; except that the indemnification with respect to any proceeding in which liability shall have been adjudged in the circumstances described in section 7-109-102 (4) is limited to reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.


     7-109-106. Determination and authorization of indemnification of directors.

     (1) A corporation may not indemnify a director under section 7-109-102 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in section 7-109-102. A corporation shall not advance expenses to a director under section 7-109-104 unless authorized in the specific case after the written affirmation and undertaking required by section 7-109-104 (1) (a) and (1) (b) are received and the determination required by section 7-109-104 (1) (c) has been made.

     (2) The determinations required by subsection (1) of this section shall be made:

          (a) By the board of directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum; or

          (b) If a quorum cannot be obtained, by a majority vote of a committee of the board of directors designated by the board of directors, which committee shall consist of two or more directors not parties to the proceeding; except that directors who are parties to the proceeding may participate in the designation of directors for the committee.


     (3) If a quorum cannot be obtained as contemplated in paragraph (a) of subsection (2) of this section, and a committee cannot be established under paragraph (b) of subsection (2) of this section, or, even if a quorum is obtained or a committee is designated, if a majority of the directors constituting the quorum or the committee so directs, the determination required to be made by subsection (1) of this section shall be made:

          (a) By independent legal counsel selected by a vote of the board of directors or the committee in the manner specified in paragraph (a) or (b) of subsection (2) of this section or, if a quorum of the full board cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors; or

          (b) By the shareholders.


     (4) Authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible; except that, if the determination that indemnification or advance of expenses is permissible is made by independent legal counsel, authorization of indemnification and advance of expenses shall be made by the body that selected this counsel.


     7-109-107. Indemnification of officers, employees, fiduciaries, and agents.

     (1) Unless otherwise provided in the articles of incorporation:

          (a) An officer is entitled to mandatory indemnification under section 7-109-103, and is entitled to apply for court-ordered indemnification under section 7-109-105, in each case to the same extent as a director;

          (b) A corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

          (c) A corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its bylaws, general or specific action by its board of directors or shareholders, or contract.


7-109-108. Insurance. A corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify the person against the same liability under section 7-109-102, 7-109-103, or 7-109-107. Any such insurance may be procured from any insurance company designated by the board of directors, whether such insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere, including any insurance company in which the corporation has an equity or any other interest through stock ownership or otherwise.

     7-109-109. Limitation of indemnification of directors.

     (1) A provision treating a corporation's indemnification of, or advance of expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract, except an insurance policy, or otherwise, is valid only to the extent the provision is not inconsistent with sections 7-109-101 to 7-109-108. If the articles of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation.

     (2) Sections 7-109-101 to 7-109-108 do not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when he or she has not been made a named defendant or respondent in the proceeding.

     7-109-110. Notice to shareholders of indemnification of director. If a corporation indemnifies or advances expenses to a director under this article in connection with a proceeding by or in the right of the corporation, the corporation shall give written notice of the indemnification or advance to the shareholders with or before the notice of the next shareholders' meeting. If the next shareholder action is taken without a meeting at the instigation of the board of directors, such notice shall be given to the shareholders at or before the time the first shareholder signs a writing consenting to such action.

Item 25.  Other Expenses of Issuance and Distribution.
          -------------------------------------------


     The following is an itemized statement of the expenses incurred in connection with this registration statement and the issuance and distribution of the shares of common stock being registered pursuant to this registration statement. All such expenses will be paid by the Company.


Securities and Exchange Commission registration fee..........     $     100
NASD fee.....................................................           505
Legal fees and expenses......................................        15,834
Accounting fees and expenses.................................         2,488
Blue sky fees and expenses...................................           500
Transfer agent fees and expenses.............................           500
Printing, electronic filing and engraving expenses...........           500
Miscellaneous expenses.......................................            73
                                                                  ---------
TOTAL              ..........................................     $  20,500

All of the above items except the Securities and Exchange Commission registration and NASD fees are estimates.

Item 26. Recent Sales of Unregistered Securities.

     Since July 19, 1999, the date of our inception, we have sold securities in transactions summarized in the following subsections (1) and (2).


         (1)
                                                                                            Number of Shares
        Purchaser            Date of Sale                 Consideration                   of Common Stock Sold
------------------------     ------------        ---------------------------------        --------------------

Scott M. Thornock            7/19/99             Services valued at $324                           3,240,000

Bruce A. Capra               7/19/99             Services valued at $36                              360,000

Cudd & Associates            7/26/99             Services valued at $182                             182,000


     With respect to the sales described above, we relied upon Section 4(2) of the Securities Act of 1933 for transactions by an issuer not involving any public offering, as an exemption from the registration requirements of Section 5 of the Securities Act of 1933. Messrs. Thornock and Capra and Ms. Cudd, the sole proprietor of Cudd and Associates, as the President/Treasurer/director, Secretary/director and legal counsel, respectively, of Posteralley.com, had access to information enabling them to evaluate the merits and risks of the transaction on the date of sale. Furthermore, Ms. Cudd, had a pre-existing personal and business relationship with Messrs. Thornock and Capra and, by reason of her business and financial experience, had the capacity to protect her own interests in connection with the transaction. Messrs. Thornock and Capra and Ms. Cudd represented in writing that they acquired the securities for investment for their own account and not with a view to distribution. Stop transfer instructions have been issued to our transfer agent with respect to the securities, and the transfer agent has been instructed to issue the certificates representing the securities bearing a restrictive investment legend. Each purchaser signed a written agreement stating that the securities will not be sold except by registration under the Securities Act of 1933 or pursuant to an exemption therefrom.

     (2) During the period from May 8 through June 28, 2000, we issued and sold an aggregate of 501,200 shares of common stock to a total of fifty-three persons, all of whom are residents of either the State of California, Colorado or Illinois, for cash consideration totaling $125,300. With respect to these sales, we relied upon the exemption from registration with the U.S. Securities and Exchange Commission provided under Section 3(b) of the Securities Act of 1933, and Rule 504 of Regulation D promulgated thereunder, and upon Section 25102(f) of the California Corporations Code, Section 11-51-308(1)(p) of the Colorado Securities Act and Section 4.G. of the Illinois Securities Law of 1953. No underwriter was employed in connection with the offering and sale of the shares. The facts relied upon by us to make the Federal exemption available include, among others, the following:

     - The aggregate offering price for the offering of the shares of common stock did not exceed $1,000,000, less the aggregate offering price for all securities sold within the twelve months before the start of and during the offering in reliance on any exemption under Section 3(b) of, or in violation of Section 5(a) of, the Securities Act of 1933;

     - The required number of manually executed originals and true copies of Form D were duly and timely filed with the U.S. Securities and Exchange Commission;

     -    No   general    solicitation   or   advertising   was   conducted   by
          Posteralley.com in connection with the offering of any of the shares; and

     - The fact that we have not been since our inception (a) subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934; (b) an "investment company" within the meaning of the Investment Company Act of 1940; or (c) a development stage company that either has no specific business plan or purpose or has indicated that our business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person.

Item 27. Exhibits.

     The following Exhibits are filed as part of this registration statement on Form SB-2.

Item
Number                                   Description
-------         ----------------------------------------------------------------

(3.1)*          Articles of Incorporation of Posteralley.com, Inc., filed
                July 19, 1999.

(3.2)*          Bylaws of Posteralley.com, Inc.

(4)*            Form of stock certificate.

(5)             Opinion and Consent of Cudd & Associates.

(10.1)* Fund Escrow Agreement dated December 11, 2000, between Posteralley.com, Inc., and Citywide Banks, N.A.

(10.2)* Internet Marketing Agreement dated December 29, 1999, between Posteralley.com, Inc., and Nicklebys.com, Inc. (Incorporated herein by reference to Exhibit 10.3 to the Registration Statement on Form 10-SB, File No. 0-31469, filed
                September 5, 2000.)

(10.3)* Promissory Note dated November 1, 1999, from Posteralley.com, Inc., as the maker, to Scott M. Thornock, as the holder, in the principal amount of $8,000 due November 1, 2000, bearing interest at the rate of eight per cent per annum. (Incorporated herein by reference to Exhibit 10.1 to the Registration Statement on Form 10-SB, File No. 0-31469, filed September 5, 2000.)

(10.4)* Promissory Note dated November 1, 1999, from Posteralley.com, Inc., as the maker, to Bruce A. Capra, as the holder, in the principal amount of $2,000 due November 1, 2000, bearing interest at the rate of eight per cent per annum. (Incorporated herein by reference to Exhibit 10.2 to the Registration Statement on Form 10-SB, File No. 0-31469, filed September 5, 2000.)

(23.1)          Consent of Cordovano & Harvey, P.C., independent auditors.


(23.2)          Consent of Cudd & Associates (included in Exhibit (5) hereto).
------------------

         *Filed previously.

Item 28. Undertakings.

     (a) The undersigned small business issuer will:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:


               (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;


               (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) (section 230.424(b) of this chapter) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) Include any additional or changed material information on the plan of distribution.


          (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.


          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Denver, State of Colorado, on March 30, 2001.

Date: March 30, 2001                               POSTERALLEY.COM, INC.
      --------------                                    (Registrant)



                                               By: /s/ Scott M. Thornock
                                                   -----------------------------
                                                   Scott M. Thornock, President
                                                   and Treasurer


     In accordance with the requirements of the Securities Act of 1933, this amendment no. 1 to the registration statement was signed by the following persons in the capacities and on the dates stated.




Date: March 30, 2001                               /s/ Scott M. Thornock
      --------------                               -----------------------------
                                                   Scott M. Thornock, President,
                                                   Treasurer and Director
                                                   (Principal Executive Officer)




Date: March 30, 2001                               /s/ Bruce A. Capra
      --------------                               -----------------------------
                                                   Bruce A. Capra, Secretary
                                                   and Director

                                  EXHIBIT INDEX

     The following Exhibits are filed as part of this registration statement on Form SB-2.

Item
Number                                   Description
-------         ----------------------------------------------------------------

(3.1)*          Articles of Incorporation of Posteralley.com, Inc., filed
                July 19, 1999.

(3.2)*          Bylaws of Posteralley.com, Inc.

(4)*            Form of stock certificate.

(5)             Opinion and Consent of Cudd & Associates.


(10.1)* Fund Escrow Agreement dated December 11, 2000, between Posteralley.com, Inc., and Citywide Banks, N.A.

(10.2)* Internet Marketing Agreement dated December 29, 1999, between Posteralley.com, Inc., and Nicklebys.com, Inc. (Incorporated herein by reference to Exhibit 10.3 to the Registration Statement on Form 10-SB, File No. 0-31469, filed
                September 5, 2000.)

(10.3)* Promissory Note dated November 1, 1999, from Posteralley.com, Inc., as the maker, to Scott M. Thornock, as the holder, in the principal amount of $8,000 due November 1, 2000, bearing interest at the rate of eight per cent per annum. (Incorporated herein by reference to Exhibit 10.1 to the Registration Statement on Form 10-SB, File No. 0-31469, filed September 5, 2000.)

(10.4)* Promissory Note dated November 1, 1999, from Posteralley.com, Inc., as the maker, to Bruce A. Capra, as the holder, in the principal amount of $2,000 due November 1, 2000, bearing interest at the rate of eight per cent per annum. (Incorporated herein by reference to Exhibit 10.2 to the Registration Statement on Form 10-SB, File No. 0-31469, filed September 5, 2000.)

(23.1)          Consent of Cordovano & Harvey, P.C., independent auditors.

(23.2)          Consent of Cudd & Associates (included in Exhibit (5) hereto).
------------------

     * Filed previously.

                              POSTERALLEY.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          Index to Financial Statements

                                                                           Page
                                                                           ----

Independent auditors' report.............................................   F-2

Balance sheets, September 30, 2000 and 1999..............................   F-3

Statements of operations, for the year ended September 30, 2000, from
  July 19, 1999 (inception) through September 30, 1999, and from
  July 19, 1999 (inception) through September 30, 2000...................   F-4

Statement of shareholders' equity (deficit), from July 19, 1999
  (inception) through September 30, 2000.................................   F-5

Statements of cash flows, for the year ended September 30, 2000, from
  July 19, 1999 (inception) through September 30, 1999, and from
  July 19, 1999 (inception) through September 30, 2000...................   F-6

Summary of significant accounting policies...............................   F-7

Notes to financial statements............................................   F-10

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
Posteralley.com, Inc.


We have audited the balance sheets of Posteralley.com, Inc. (a development stage company) as of September 30, 2000 and 1999, and the related statements of operations, shareholders' equity (deficit), and cash flows for the year ended September 30, 2000, from July 19, 1999 (inception) through September 30, 1999 and from July 19, 1999 (inception) through September 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Posteralley.com, Inc. as of September 30, 2000 and 1999, and the results of its operations and its cash flows for the year ended September 30, 2000, from July 19, 1999 (inception) through September 30, 1999 and from July 19, 1999 (inception) through September 30, 2000, in conformity with generally accepted accounting principles.

Cordovano and Harvey, P.C.
Denver, Colorado
October 27, 2000

                              POSTERALLEY.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                 Balance Sheets

                                                                                    September 30,
                                                                                 2000          1999
Assets

Cash.........................................................................$   62,448      $   3,260
Prepaid expenses.............................................................         -          4,900
Inventory, at cost...........................................................    26,606              -
Equipment, less accumulated depreciatio
    of $145 and $-0-, respectively...........................................     1,341              -
                                                                             ----------      ---------
                                                                             $   90,395      $   8,160
                                                                             ==========      =========
Liabilities and shareholders' equity (deficit)

Liabilities:
     Accounts payable........................................................$       50      $       -
     Accrued expenses........................................................     3,388          1,500
     Due to officer (Note B).................................................       375              -
     Notes payable to officers (Note B)......................................         -         10,000
                                                                             ----------       --------
                                                            Total liabilities     3,813         11,500
                                                                             ----------       --------
Commitment (Note D)..........................................................         -              -

Shareholders' equity (deficit) (Notes B and D):

     Preferred stock, $.001 par value; 3,000,000 shares authorized;
       -0- and -0- shares issued and outstanding, respectively...............         -              -
     Common stock, $.0001 par value; 30,000,000 shares authorized;
       4,283,200 and 3,782,000 shares issued and outstanding,
       respectively..........................................................       428            378
     Additional paid-in capital..............................................   120,028            664
     Deficit accumulated during development stage............................   (33,874)        (4,382)
                                                                             ----------       --------
                                         Total shareholders' equity (deficit)    86,582         (3,340)
                                                                             ----------       --------
                                                                             $   90,395        $ 8,160
                                                                             ==========       ========

         See accompanying summary of significant accounting policies and notes to the financial statements.

                              POSTERALLEY.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                            Statements of Operations

                                                                         For The
                                                                       Year Ended           July 19, 1999 (Inception)
                                                                      September 30,           through September 30,
                                                                          2000                 1999           2000
                                                                     --------------          ---------    ---------
Sales:
   Sales ............................................................$     3,258                  -          3,258
                                                                     -----------             ------       --------

Cost of goods sold...................................................     (2,585)                 -         (2,585)
                                                                     -----------             ------       --------
                                                         Gross profit        673                  -            673

Operating expenses:
     Stock-based compensation (Note B)...............................          -                542            542
     Web site development costs......................................      3,275                900          4,175
     Professional fees...............................................     17,673              1,500         19,173
     Contributed rent (Note B).......................................      3,000                500          3,500
     Travel..........................................................      1,959                858          2,817
     Depreciation....................................................        145                  -            145
     Other...........................................................      4,055                 82          4,137
                                                                     -----------           --------       --------
                                             Total operating expenses    (30,107)            (4,382)       (34,489)
                                                                     -----------           --------       --------
                                                       Operating loss    (29,434)            (4,382)       (33,816)

Interest income......................................................        767                  -            767
Interest expense (Note B)............................................       (825)                 -           (825)
                                                                     -----------           --------      --------
                                         Net loss before income taxes    (29,492)            (4,382)       (33,874)

Income taxes (Note C)................................................          -                  -              -
                                                                     -----------           --------      --------
                                                             Net loss  $ (29,492)        $   (4,382)     $ (33,874)
                                                                     ===========           ========      =========
Basic loss per common share..........................................  $       *         $        *
                                                                     ===========         ==========
Basic weighted average common shares outstanding.....................  3,949,067          3,764,784
                                                                     ===========         ==========

 *   Less than $.01 per share

         See accompanying summary of significant accounting policies and notes to the financial statements.

                          (A DEVELOPMENT STAGE COMPANY)
                   Statement of Shareholders' Equity (Deficit)

              July 19, 1999 (inception) through September 30, 2000


                                                                                                    Additional     Deferred
                                                     Preferred stock          Common Stock           Paid-In       Offering
                                                    Shares   Par Value     Shares     Par Value      Capital        Costs
                                                  --------------------   ----------------------   -------------    --------
July 19, 1999, shares issued to founders for
   services related to organizing the Company,
   valued at the fair value of the services
   ($.0001/share) (Note B)........................     -     $    -       3,600,000    $    36       $     -         $  -
July 26, 1999, shares issued to attorney for
   services related to organizing the Company,
   valued at the fair value of the services
   ($.001/share) (Note D).........................     -          -         182,000          18          164            -
Office space contributed by an officer (Note B)...     -          -               -           -          500            -
Net loss for the period ended September 30, 1999..     -          -               -           -            -            -
                                                   -----     ------      ----------     -------    ---------       ------
                        Balance, September 30, 1999    -          -       3,782,000         378          664            -

Offering costs deferred...........................     -          -               -           -            -       (8,886)
June 1, 2000, sale of common stock pursuant to
   a private placement, less offering costs of
   $8,886 ($.25/share) (Note D)...................     -          -         501,200          50      116,364        8,886
Office space contributed by an affiliate (Note B).     -          -               -           -        3,000            -
Net loss for the year ended September 30, 2000....     -          -               -           -            -            -
                                                   -----     ------      ----------    --------   ----------        -----
                        Balance, September 30, 2000    -     $    -       4,283,200     $   428    $ 120,028         $  -
                                                   =====     ======      ==========    ========   ==========        =====



                                                         Deficit
                                                       Accumulated
                                                        During the
                                                        Development
                                                           Stage       Total
                                                       ------------    -----
July 19, 1999, shares issued to founders for
   services related to organizing the Company,
   valued at the fair value of the services
   ($.0001/share) (Note B)........................        $   -      $  360
July 26, 1999, shares issued to attorney for
   services related to organizing the Company,
   valued at the fair value of the services
   ($.001/share) (Note D).........................            -         182
Office space contributed by an officer (Note B)...            -         500
Net loss for the period ended September 30, 1999..       (4,382)     (4,382)
                                                        --------    -------
                        Balance, September 30, 1999      (4,382)     (3,340)

Offering costs deferred...........................            -      (8,886)
June 1, 2000, sale of common stock pursuant to
   a private placement, less offering costs of
   $8,886 ($.25/share) (Note D)...................            -     125,300
Office space contributed by an affiliate (Note B).            -       3,000
Net loss for the year ended September 30, 2000....      (29,492)    (29,492)
                                                      ----------   --------
                        Balance, September 30, 2000   $ (33,874)   $ 86,582
                                                      =========    ========


        See accompanying summary of significant accounting policies and notes to the financial statements.

                              POSTERALLEY.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                            Statements of Cash Flows

                                                                        For The
                                                                       Year Ended        July 19, 1999 (Inception)
                                                                      September 30,        through September 30,
                                                                          2000             1999             2000
                                                                     --------------     --------------------------
Cash flows from operating activities:
     Net loss........................................................$    (29,492)       $   (4,382)    $  (33,874)
     Transactions not requiring cash:
        Depreciation.................................................         145                 -            145
        Common stock issued for services.............................           -               542            542
        Office space contributed by an officer (Note B)..............           -               500            500
        Office space contributed by an affiliate (Note B)............       3,000                 -          3,000
        Changes in operating assets and operating liabilities:

           Accounts receivable, prepaids and inventory...............     (26,606)           (4,900)       (31,506)
           Accounts payable and accrued expenses.....................       2,313             1,500          3,813
                                                                      -----------         ---------      ---------
Net cash used in operating activities................................     (50,640)           (6,740)       (57,380)
                                                                      -----------         ---------      ---------
Cash flows from investing activities:
     Equipment purchases.............................................      (1,486)                -         (1,486)
                                                                      -----------         ---------      ---------
Net cash used in investing activities................................      (1,486)                -         (1,486)
                                                                      -----------         ---------      ---------
Cash flows from financing activities:
     Proceeds from issuance of debt (Note B).........................       4,500            10,000         14,500
     Repayment of debt (Note B)......................................     (14,500)                -        (14,500)
     Proceeds from sale of stock (Note D)............................     125,300                 -        125,300
     Payments for offering costs.....................................      (3,986)                -         (3,986)
                                                                      -----------         ---------      ---------
Net cash provided by financing activities............................     111,314            10,000        121,314
                                                                      -----------         ---------      ---------
                                                   Net change in cash      59,188             3,260         62,448
Cash, beginning of period............................................       3,260                 -              -
                                                                      -----------         ---------      ---------
                                                  Cash, end of period    $ 62,448          $  3,260       $ 62,448
                                                                      ===========         =========      =========

Supplemental disclosure of cash flow information:
Cash paid during the period for:
     Interest........................................................    $    825          $      -       $      -
                                                                         ========          ========       ========
     Income taxes....................................................    $      -          $      -       $      -
                                                                         ========          ========       ========

           See accompanying summary of significant accounting policies and notes to the financial statements.

                              POSTERALLEY.COM, INC.
                          (A Development Stage Company)

                   Summary of Significant Accounting Policies

Development stage company

Posteralley.com, Inc. (the "Company") is in the development stage in accordance with Financial Accounting Standards Board Statements of Financial Accounting Standards (SFAS) No. 7 "Accounting and Reporting by Development Stage Enterprises".

Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash equivalents

For the purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Inventory

Inventory consists of fine art posters and paintings and is stated at the lower of cost or market. Cost is determined using the specific identification method.

Equipment and depreciation

Equipment is stated at cost. Equipment is depreciated over its estimated useful life using the straight-line method.

Upon retirement or disposition of the furniture and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations. Repairs and maintenance are charged to expense as incurred and expenditures for additions and improvements are capitalized.

Deferred offering costs

The Company incurred legal and accounting fees related to the preparation of an offering memorandum during the periods presented (see Note D for details of the offering). Costs associated with the offering were deducted from the gross proceeds at its conclusion.

Internet and web site development

The Company expenses all internal and external costs incurred to develop internal-use computer software. As a development stage company, management has determined there is no assurance that the web site will provide substantive service potential to the Company.

                              POSTERALLEY.COM, INC.
                          (A Development Stage Company)


                   Summary of Significant Accounting Policies

Income taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the recorded book basis and the tax basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income and tax credits that are available to offset future federal income taxes.


Revenue recognition

In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition," the Company recognizes revenue once all of the following are met:

     a)   Persuasive evidence of an arrangement exists;

     b)   Delivery has occurred;

     c)   The buyer's purchase price is fixed; and

     d)   Collectibility is reasonably assured.

The Company offers a 30-day, 100 per cent refund to unsatisfied customers. Because the Company has a limited operating history with which to estimate a return allowance, no revenue is recognized until the 30-day period has lapsed.

Revenue from sales of the Company's owned inventory is reported at the sales price and the cost of obtaining the inventory is reported as cost of goods sold. Revenue from sales of consigned inventory is reported at the net amount received.

Advertising and marketing costs

Advertising and marketing costs, including those marketing costs incurred under its marketing agreement with Nicklebys.com, are expensed as incurred. Advertising and marketing costs for the year ended September 30, 2000 and for the period from July 19, 1999 (inception) through September 30, 1999 were $-0- and $-0-, respectively.


Earnings (loss) per share

The Company reports earnings (loss) per share using a dual presentation of basic and diluted earnings per share. Basic earnings (loss) per share exclude the impact of common stock equivalents. Diluted earnings (loss) per share utilize the average market price per share when applying the treasury stock method in determining common stock equivalents. However, the Company has a simple capital structure for the period presented and, therefore, there is no variance between the basic and diluted earnings (loss) per share.

                              POSTERALLEY.COM, INC.
                          (A Development Stage Company)


                   Summary of Significant Accounting Policies

Year-end

The Company has adopted a fiscal year-end of September 30.

Fair value of financial instruments

SFAS 107, "Disclosure About Fair Value of Financial Instruments," requires certain disclosures regarding the fair value of financial instruments. The Company has determined, based on available market information and appropriate valuation methodologies, the fair values of its financial instruments approximate carrying values. The carrying amounts of cash, accounts payable, and other current liabilities approximate fair value due to the short-term maturity of the instruments.

Stock-based compensation

SFAS No. 123, "Accounting for Stock-Based Compensation" was issued in October 1995. This accounting standard permits the use of either a "fair value based method" or the "intrinsic value method" defined in Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" (APB 25) to account for stock-based compensation arrangements.

Companies that elect to use the method provided in APB 25 are required to disclose pro forma net income and pro forma earnings per share information that would have resulted from the use of the fair value based method. The Company adopted SFAS No. 123 during the period ended September 30, 1999; however, the Company has elected to continue to determine the value of stock-based compensation arrangements with employees under the provisions of APB 25. No pro forma disclosures have been included with the accompanying financial statements as there was no pro forma effect to the Company's net loss or loss per share.

                              POSTERALLEY.COM, INC.
                          (A Development Stage Company)


                          Notes to Financial Statements

Note A: Background

The Company was incorporated under the laws of Colorado on July 19, 1999. The Company plans to engage in the business of acquiring, marketing, selling, trading and brokering originals and reproductions of fine art posters and paintings via an Internet web site. Through May of 2000, the Company's principal activities since inception consisted of organizational matters, the sale and issuance of shares of its $.0001 par value common stock, and the development of its web site. Until May 31, 2000, the Company's inventory was limited to posters for sale on consignment. During the period from June 1, 2000 through September 30, 2000, the Company began acquiring its inventory.

Note B: Related party transactions

     An officer contributed office space to the Company from July 19, 1999 (inception) through September 30, 1999. The office space was valued at $250 per month based on the market rate in the local area and is included in the accompanying financial statements as rent expense with a corresponding credit to contributed capital.

     An affiliate contributed office space to the Company for the year ended September 30, 2000. The office space was valued at $250 per month based on the market rate in the local area and is included in the accompanying financial statements as rent expense with a corresponding credit to contributed capital.

     On July 27, 1999, two officers made non-interest bearing working capital advances to the Company totaling $10,000. Effective October 31, 1999, the advances were converted to promissory notes. During January and March of 2000, the officers loaned the Company an additional $4,500 in exchange for promissory notes. On May 31, 2000, the Company repaid the notes and related accrued interest totaling $825. The promissory notes consisted of the following at September 30, 2000 and 1999:

                                                        September 30,
                                                     2000          1999
                                                   -------       --------

Note payalbe to officer, interest rate at
8.00 percent, maturity on November 1, 2000,
unsecured......................................  $      -        $ 8,000

Note payable to officer, interest rate at
8.00 percent, maturity on November 1, 2000,
unsecured......................................  $      -        $ 2,000
                                                 --------        -------
                                                 $      -        $10,000
                                                 ========        =======


     Interest expense totaled $825, $-0- and $825 for the year ended September 30, 2000, for the period ended September 30, 1999 and from July 19, 1999 (inception) through September 30, 2000, respectively.

                              POSTERALLEY.COM, INC.
                          (A Development Stage Company)


                          Notes to Financial Statements

     On July 19, 1999, the Board of Directors approved the issuance of 3,600,000 shares of the Company's $.0001 par value restricted common stock to two officers/directors of the Company in exchange for services related to the organization of the Company. The value of the transaction could not objectively measured as the services were rendered by related parties. The transaction was recorded at a nominal value of $360 ($.0001 per share) as there was no market price for the Company's common stock on the date of issuance. Stock-based compensation expense of $360 was recognized in the accompanying financial statements for the period ended September 30, 1999. These shares are "restricted securities" and may be sold only in compliance with Rule 144 of the Securities Act of 1933, as amended.

     During September of 2000, an officer paid expenses on behalf of the Company totaling $375. The Company repaid the balance in October of 2000. The $375 is included in the accompanying financial statements as due to officer.

Note C: Income taxes

     A reconciliation of the U.S. statutory federal income tax rate to the effective rate is as follows:

                                                        Setpember 30,
                                                     2000          1999
                                                    ------        ------

U.S. federal statutory graduated rate.............   15.00%        15.00%
State income tax rate,
  net of federal benefit..........................    4.04%         4.04%
Offering costs....................................    0.95%        21.28%
Net operating loss for which no tax
  benefit is currently available..................  -19.99%       -40.32%
                                                  ---------      --------
                                                      0.00%         0.00%
                                                  =========      ========

     At September 30, 2000, deferred taxes consisted of a net tax asset of $8,140, due to operating loss carryforwards of $42,759, which was fully allowed for, in the valuation allowance of $8,140. The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery. The changes in the valuation allowance for the year ended September 30, 2000 and from July 19, 1999 (inception) through September 30, 1999 were $6,373 and $1,767, respectively. Net operating loss carryforwards will expire through 2020.

                              POSTERALLEY.COM, INC.
                          (A Development Stage Company)


                          Notes to Financial Statements

     The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the asset will be realized. At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax asset is no longer impaired and the allowance is no longer required.

Note D: Shareholders' equity (deficit)

     On July 26, 1999, the Company issued 182,000 shares of its restricted common stock to an attorney in exchange for legal services related to the organization of the Company. The shares were valued at the fair value of the services. On the transaction date, the Company's common stock had no reliable fair value. Stock-based compensation expense of $182 was recognized in the accompanying financial statements for the period ended September 30, 1999. These shares are "restricted securities" and may be sold only in compliance with Rule 144 of the Securities Act of 1933, as amended.

     During May and June of 2000, the Company conducted a private placement offering of 500,000 shares of its $.0001 par value common stock for $.25 per share pursuant to an exemption from registration claimed under Rule 504 of Regulation D of the Securities Act of 1933, as amended. The Company closed the offering after selling 501,200 shares. The Company received net proceeds of $116,414 after deducting offering costs totaling $8,886.

     The Company is committed to use the net proceeds from the offering approximately as follows:

                Application of                        Allocated
                 Net Proceeds                           Amount
----------------------------------------------------  ------------
Working capital.....................................  $    41,914
Acquisition of poster inventory.....................       24,000
Marketing...........................................       22,000
Purchase of computer equipment......................       14,000
Filing Form 10-SB with the Securities
   and Exchange Commission..........................        8,000
Enhancement of Internet web site....................        6,500
                                                      -----------
                                                      $   116,414